As filed with the Securities and Exchange Commission on March 24, 2005
                                                              Registration No.
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                               AMENDMENT NO. 1 to
                                    FORM SB-2


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          AMERICHIP INTERNATIONAL INC.
                       (Name of Registrant in Our Charter)

                   NEVADA                                    3570                                   98-0339467
      (State or Other Jurisdiction of            (Primary Standard Industrial          (I.R.S. Employer Identification No.)
       Incorporation or Organization)             Classification Code Number)

             9282 GENERAL DRIVE                                                                    MARC WALTHER
             PLYMOUTH, MI 48170                                                                 9282 GENERAL DRIVE
               (734) 207-0338                                                                     PLYMOUTH,  MI 48170
    (Address and telephone number of Principal                                                      (734) 207-0338
    Executive Offices and Principal Place of                                         (Name, address and telephone number of agent
                 Business)                                                                         for service)


                                                            Copy to:
                                                     Ernest M. Stern, Esq.
                                                       Schiff Hardin LLP
                                            1101 Connecticut Avenue, N.W., Suite 600
                                                     Washington, D.C. 20036
                                                         (202) 778-6400


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                     Subject to completion, dated March 24, 2005

                          AMERICHIP INTERNATIONAL INC.
                       14,274,785 SHARES OF COMMON STOCK

         All of the 14,274,785 shares of our common stock and common stock issuable upon exercise of certain warrants held by the selling stockholders are being sold by the selling stockholders named on page 10 of this prospectus. The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the common stock at any time at market prices prevailing at the time of sale or at privately negotiated prices. We will not receive any proceeds from the sale of shares offered by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution." Our common stock is quoted on the OTC Bulletin Board under the symbol "ACHI." The last reported sale price of our common stock on the OTC Bulletin Board was $0.038 per share.


      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

               PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is March 24, 2005.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
SUMMARY FINANCIAL INFORMATION..................................................3
RISK FACTORS...................................................................5
FORWARD-LOOKING STATEMENTS....................................................14
SELLING STOCKHOLDERS..........................................................14
USE OF PROCEEDS ..............................................................15
DILUTION......................................................................15
PLAN OF DISTRIBUTION..........................................................15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................18
DESCRIPTION OF BUSINESS.......................................................26
MANAGEMENT....................................................................34
LEGAL PROCEEDINGS.............................................................37
PRINCIPAL SHAREHOLDERS........................................................37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................38
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
AND OTHER SHAREHOLDER MATTERS.................................................39
DESCRIPTION OF SECURITIES.....................................................40
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE ...................................................41
EXPERTS.......................................................................41
LEGAL MATTERS.................................................................41
AVAILABLE INFORMATION.........................................................41
FINANCIAL STATEMENTS.........................................................F-1


--------------------------------------------------------------------------------

     Our audited financial statements for the fiscal year ended November 30, 2003, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

                                   OUR COMPANY


         AmeriChip International Inc. ("AmeriChip") is a development stage company that holds a patented technology known as Laser Assisted Chip Control, which was designed to eliminate the long and often dangerous ribbon-like steel chips that tangle around moving tool parts, automation devices and other components essential to the machine processing of low to medium grade carbon steels and non-ferrous metals. Our technology is being marketed as a means of metal machining that addresses many of the health and safety issues associated with traditional metal processing methodologies, while offering potential cost savings to our potential customers in the automobile, petroleum, off-road construction, aerospace and other industries.

         While completing the design and testing of our patented Laser Assisted Chip Control process, we have incurred extensive losses. Our accumulated deficit at November 30, 2004 was $5,217,423 which represents the combined losses incurred since December 1, 2000.

         On May 25, 2004, we received a $6 million financial commitment from Cornell Capital LLP ("Cornell Capital"). The Cornell Capital commitment has enabled us to begin scaling our operations, including purchasing certain laser and robotic equipment necessary to fulfill any purchase orders we receive from customers. We have also used the funds to establish and fund a wholly-owned subsidiary, AmeriChip Tool & Abrasives, which is dedicated to providing certain machine tools to our customers: tools necessary for the removal of metal in the machining of products.

         Although we have spent considerable energy in educating our potential customers in the benefits of using our technology, we had not achieved any revenue prior to May 31, 2004. During the year ended November 30, 2004, we were finally able to record revenue of $37,964, all of which resulted from sales effected by our subsidiary AmeriChip Tool & Abrasives. We have still not achieved any revenue from the sale of our Laser Assisted Chip Control technology.


                                    ABOUT US

         Our principal office is located at 9282 General Drive, Plymouth, Michigan 48170; telephone number (734) 207-0338.

                                  THE OFFERING


         All of the 14,274,785 shares of our common stock held by the selling stockholders are being sold by the selling stockholders named on page 10 of this prospectus. The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the common stock at any time at market prices prevailing at the time of sale or at privately negotiated prices. We will not receive any proceeds from the sale of shares offered by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution." Our common stock is quoted on the OTC Bulletin Board under the symbol "ACHI." The last reported sale price of our common stock on the OTC Bulletin Board was $0.038 per share.


         Brokers  or  dealers   effecting   transactions  in  the  shares  being
registered in this offering should confirm that the shares are registered under applicable state law or that an exemption from registration is available.


COMMON STOCK OFFERED                    14,274,785     shares     by     selling
                                        stockholders (the number of shares being
                                        registered   in   this   offering   will
                                        represent approximately 10.0% of the total number of shares of common stock outstanding upon their issuance).


OFFERING PRICE                          Market price.


COMMON STOCK OUTSTANDING
  BEFORE THE OFFERING(1)                142,437,960 shares.


USE OF  PROCEEDS                        We will not receive any  proceeds of the
                                        shares    offered    by   the    selling
                                        stockholders.

RISK FACTORS                            The securities  offered hereby involve a
                                        high   degree  of  risk  and   immediate
                                        substantial dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL  ACHI


----------
(1) This table excludes outstanding options and warrants, which, if exercised or converted into shares of common stock, would result in AmeriChip issuing an additional 32,921,428 shares of common stock.

                          SUMMARY FINANCIAL INFORMATION


         The following information was taken from AmeriChip's financial statements for the fiscal years ended November 30, 2004 (audited) and November 30, 2003 (audited) appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included.

                                       FOR THE                FOR THE
                                     YEAR ENDED             YEAR ENDED
                                    NOVEMBER 30,            NOVEMBER 30,
                                         2004                  2003
                                      (AUDITED)              (AUDITED)
                                     ------------          ------------
STATEMENT OF OPERATION DATA:

Revenues                            $     37,964         $           0
                                    ------------          ------------
Loss from Operations                  (3,006,482)           (1,800,889)
                                    ------------          ------------

Other Income (Expense)
  Forgiveness of debt                      7,588                    --
  Interest expense                      (272,631)             (125,000)
                                    ------------          ------------
Total Other Income (Expense)            (265,043)             (125,000)
                                    ------------          ------------

  Loss Before Taxes                   (3,271,525)           (1,925,889)
                                    ------------          ------------

  Net Loss                          $ (3,271,525)         $ (1,925,889)
                                    ------------          ------------
    Basic and Diluted Net Loss
    Per Common Share                $      (0.03)          $     (0.03)
                                    ------------          ------------
    Basic and Diluted
    Weighted Average Number of
    Common Stock Shares Outstanding  104,710,769            75,460,833
                                    ------------          ------------

                                    NOVEMBER 30,       NOVEMBER 30,
                                      2004               2003
                                    (AUDITED)          (AUDITED)
                                  ------------       ------------
BALANCE SHEET DATA:

Current Assets

  Cash                            $    180,690       $         --
                                  ------------       ------------
  Total Current Assets                 448,881                 --
  Total Property and
    Equipment                           22,823                 --
                                  ------------       ------------
      Total Other Assets               134,666             28,923
                                  ------------       ------------
    Total Assets                  $    606,370       $     28,923
                                  ============       ============
Liabilities

    Total Current Liabilities        1,559,205          1,100,753
                                  ------------       ------------
Minority Interest in Subsidiary          3,413              3,413

Stockholders' Equity (Deficit)

      Total Stockholders' Equity
        (Deficit)                   (1,182,308)        (1,075,243)
                                  ------------       ------------
      Total Liabilities And
         Stockholders' Deficit    $    606,370       $     28,923
                                  ============       ============

                                  RISK FACTORS

         We are subject to various risks that may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING


         We have historically lost money. In the year's ended November 30, 2004 and November 30, 2003, we sustained net losses of $3,006,482 and $1,800,889, respectively. Future losses are likely to occur. Accordingly, we may experience liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

         We have had several major shifts in our business strategy. Until February, 2003, we were in the business of mineral exploration. In February, 2003, we acquired the AmeriChip Laser Assisted Chip Control technology through the acquisition of AmeriChip Ventures, Inc. At that time, we shifted our focus away from mineral exploration to the implementation of our technology which is designed to result in efficient chip control management in industrial metal machining applications. We have a limited operating history upon which to evaluate our business plan and prospects. If we are unable to draw down on the Standby Equity Distribution Agreement provided by Cornell Capital when needed or find alternative financing on commercially reasonable terms, or generate revenue from the sales of our products and services, we could be forced to curtail or cease our operations.

         We have only generated a limited amount of revenue from operations. In the year ended November 30, 2004, we generated $37,964 in revenue while incurring $3,030,232 in operating expenses. If we do not begin generating more revenue, we may be forced to cease operations. At November 30, 2004, we had an accumulated deficit of $5,217,423. In order to become profitable, we will need to generate revenues to offset our cost of research and development and general and administrative expenses. We may not achieve or sustain our revenue or profit objectives and our losses may increase in the future and ultimately, we may have to cease operations.

         Our operating results are impossible to predict because we have only recently generated any sales. All of the revenue we generated in the year ended November 30, 2004, was from sales by our subsidiary AmeriChip Tool and Abrasives, or ATA. As a result, we cannot determine if we will be successful in our proposed plan of operation. Accordingly, we cannot determine what the future holds for our proposed plan of business. As such an investment in our business is extremely risky and could result in the entire loss of your investment.


WE NEED ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS


         Unless we can become profitable with the existing sources of funds we have available and our sales efforts, we will require additional capital to sustain operations. Our current working capital needs are approximately $40,000 per month. We are currently dependent upon an equity financing arrangement with Cornell Capital for access to funds to finance our operations and pursue our business strategy. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. Further, our financing arrangement with Cornell Capital has certain limits which may prevent us from accessing funds when needed, including a 9.9% limitation on Cornell Capital's ownership interest in AmeriChip at any one time. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any event which causes us to slow the pace of business operations may result in a lower stock price. Financing through Cornell Capital, or other sources, may be on terms that are not favorable to us and result in a lower stock price.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO RECURRING LOSSES AND WORKING CAPITAL SHORTAGES, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING


         The report of our independent accountants on our November 30, 2004 financial statements, as noted in Note 2 included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to our recurring losses from operations.

NEW SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER OUR FINANCING ARRANGEMENT WITH CORNELL CAPITAL

         We issued a $210,000 convertible promissory note to Cornell Capital as part of our May 2004 financing arrangement with Cornell. Under the terms of that note, Cornell may convert all or part of the debenture into shares of our common stock. Additionally, we have issued 25,583,174 shares to Cornell Capital in connection with the terms of the Standby Equity Distribution Agreement, which shares were purchased at a 5% discount to the market price. Any subsequent draw under the Standby Equity Distribution Agreement or the conversion of the shares issuable under the $210,000 convertible promissory note could cause significant downward pressure on the price of our common stock. This is especially the case if the shares being placed into the market exceed the market's demand for our common stock. As the stock price of our common stock declines, Cornell Capital will be entitled to receive an increasing number of shares under the Standby
Equity Distribution Agreement and convertible debenture. The sale of such increasing number of shares by Cornell Capital could cause further downward pressure on the stock price to the detriment and dilution of existing investors, as well as investors in this offering.

         Further, there is no maximum number of shares we might be required to issue under securities with market-price based conversion or exercise prices, such as securities issued in connection with the Standby Equity Distribution Agreement and the related convertible debenture, except for a 9.9% limitation on Cornell Capital's ownership interest in AmeriChip at any one time. The number of shares we have already issued to Cornell Capital equals approximately 18.0% of our outstanding stock. Cornell Capital has subsequently sold all of those shares. However, over time, Cornell Capital may acquire and sell a number of shares that far exceeds this limit, through the continual purchase and sale of shares.

IF CORNELL CAPITAL SELLS A MATERIAL AMOUNT OF COMMON STOCK THAT IT OWNS OR RECEIVES, THE SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR STOCK CAUSED BY THOSE SALES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

         In many circumstances the provision of a Standby Equity Distribution Agreement or convertible debentures for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially true if the shares being placed into the market exceed the ability of the market to absorb the increased stock or if AmeriChip has not performed in such a manner to show that the equity funds raised will be used to grow AmeriChip. This could result in further downward pressure on the price of our common stock.

         Under the terms of our Standby Equity Distribution Agreement, we may request numerous draw downs. In addition, our outstanding convertible debentures are convertible at a discount to the market price of our common stock. As a result, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. Persons engaging in short-sales, sell shares that they do not own, and at a later time purchase shares to cover the previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then prevailing market price. If the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long-position in the stock. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so, which in turn may cause long holders of the stock to sell their shares, thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the price will decline. It is not possible to predict if the circumstances whereby short sales could materialize or to what extent the share price could drop.

UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT, CORNELL CAPITAL WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 5% discount to the lowest closing bid price for the five days immediately following any advance notice made under the agreement. In addition, Cornell Capital will retain 5% from each advance. These discounted sales could cause the price of our common stock to decline.


OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

         o     With a price of less than $5.00 per share;

         o     That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

         An evaluation of our business is difficult because we have no operating history. We face a number of risks encountered by companies in our sector, including:

         o Our need to introduce reliable technology that meets the needs of customers

         o Our need to rapidly increase our marketing, sales and support organizations, as well as our distribution channels;

         o Our capacity to anticipate and respond to market competition and technological change;

         o     The uncertainty of market acceptance of our service;

         o     Our need to manage growing operations;

THE MARKET FOR OUR TECHNOLOGY HAS NOT BEEN ADOPTED BY ANY OF OUR TARGET CUSTOMERS and OUR TECHNOLOGY MAY NEVER BE ACCEPTED

         While we believe our machining technology allows our potential customers a means of metal machining that reduces many of the health and safety issues associated with traditional metal processing methodologies, while offering potential cost savings to our potential customers, we have not been able to get many of our target customers to adopt our technology. Our technology that allow companies to manage their technology chain is newly emerging. While we believe we have a unique approach to addressing the problems caused in machining industries by the steel chips that result from traditional machining methods, we cannot be certain that a market for our approach will develop or that companies will elect to use our technology rather than attempt to use traditional methods or other technologies that may develop. We expect that we will need to continue to pursue intensive marketing and sales efforts to educate prospective customers about the uses and benefits of our technology. These efforts may be costly, and may not yield returns sufficient to recoup our costs. Accordingly, demand for and market acceptance of our technology is highly uncertain and difficult to predict.

OUR  LIMITED   OPERATING  HISTORY  MAY  IMPEDE  ACCEPTANCE  OF  OUR  SERVICE  BY
MEDIUM-SIZED AND LARGE CUSTOMERS

         Our ability to derive revenue and achieve profitability depends, in large part, on widespread acceptance of our service by medium-sized and large businesses. Our efforts to sell to these customers may not be successful. In particular, because we are a relatively new company with a limited operating history and a new means of metal machining, these target customers may have concerns regarding our viability and may be reluctant to change their approach to machining parts. Even if we are able to sell our service to these types of customers, they may insist on additional assurances from us that we will be able to provide adequate levels of service, which could harm our business.

AS MORE OF OUR SALES EFFORTS ARE TARGETED AT LARGER ENTERPRISE CUSTOMERS, OUR SALES CYCLE MAY BECOME MORE TIME-CONSUMING AND EXPENSIVE, POTENTIALLY DIVERTING RESOURCES AND HARMING OUR BUSINESS

As we target more of our sales efforts at larger enterprise customers, we will face greater costs, longer sales cycles and less predictability in completing some of our sales. In this market segment, the customer's decision to use our service may be an enterprise-wide decision and, if so, these types of sales would require us to provide greater levels of education to prospective customers regarding the use and benefits of our technology. These sales opportunities may require us to devote greater sales support and professional services resources to individual sales, driving up costs and time required to complete sales and diverting sales and professional services resources to a smaller number of larger transactions.

WE MAY NOT BE ABLE TO FIND SUITABLE TARGETS OR CONSUMMATE ACQUISITIONS IN THE FUTURE

         We have recently consummated one strategic acquisition and are in the process of completing our second strategic acquisition. We intend in the future to continue to pursue other strategic acquisitions of businesses, technologies and products complementary to our own. Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of management's attention from our core businesses and risks associated with unanticipated problems or liabilities. No assurances can be given that management's efforts in this regard will be sufficient, or that identified acquisition candidates will be receptive to our advances or, consistent with our acquisition strategy.

IF WE ACQUIRE ANY COMPANIES OR TECHNOLOGIES IN THE FUTURE, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS

         We plan to acquire and make investments in complementary companies, services and technologies in the future. We have only made one acquisition and no investments since the current management team assumed their duties, and therefore our ability as an organization to make acquisitions or investments is unproven. Acquisitions and investments involve numerous risks, including:

         o difficulties in integrating operations, technologies, services and personnel;

         o diversion of financial and managerial resources from existing operations;

         o     risk of entering new markets;

         o     potential write-offs of acquired assets;

         o     potential loss of key employees;

         o inability to generate sufficient revenue to offset acquisition or investment costs; and

         o     delays in customer purchases due to uncertainty.

         In addition, if we finance acquisitions by issuing convertible debt or equity securities or using the existing financing available from Cornell Capital, our existing stockholders may be diluted which could affect the market price of our stock. As a result, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed.




MANAGEMENT AND DIRECTORS OF THE COMPANY HAVE A SIGNIFICANT PERCENTAGE OF THE FULLY DILUTED NUMBER OF COMMON SHARES AND SUCH CONCENTRATION OF OWNERSHIP MAY HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE OF CONTROL OF OUR COMPANY


         As of March 18, 2005, our management and directors beneficially owned 40,250,000 shares of our common stock, or 28.2%. As a result, these management and director equity holders will have significant influence in matters requiring stockholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of the Company's assets, and the control of the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our Company, impeding a merger, consolidation, takeover or other business combination involving the Company or discouraging a potential acquirer from attempting to obtain control of the Company.


WE MAY NOT BE ABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD HARM OUR BUSINESS BY MAKING IT EASIER FOR OUR COMPETITORS TO DUPLICATE OUR SERVICES

         Our success depends on our ability to protect our proprietary rights to the technologies used to implement and operate our services in Canada, the U.S. and in foreign countries. In the event that a third party breaches the confidentiality provisions or other obligations in one or more of our agreements or misappropriates or infringes on our intellectual property or the intellectual property licensed to us by third parties, our business would be seriously harmed. To protect our proprietary rights, we rely on a combination of trade secrets, confidentiality agreements and other contractual provisions and agreements, copyright and trademark laws, which afford AmeriChip limited protection. The measures we take to protect our proprietary rights may not be adequate.

WE MAY NOT EFFECTIVELY MANAGE THE GROWTH NECESSARY TO EXECUTE OUR BUSINESS PLAN, WHICH COULD ADVERSELY AFFECT THE QUALITY OF OUR OPERATIONS AND OUR COSTS


         In order to achieve the critical mass of business activity necessary to successfully execute our business plan, we must significantly increase the number of strategic partners and customers that use our technology. This growth will place significant strain on our personnel, systems and resources. We currently employ only three full-time employees and two full-time consultants. We expect that as we grow we will need to hire employees, including technical, management-level employees, and sales staff for the foreseeable future. This growth will require us to improve management, technical, information and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth. We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.


         We depend on recruiting and retaining qualified personnel and our inability to do so would seriously harm our business. Because of the technical nature of our services and the market in which we compete, our success depends on the continued services of our current executive officers and our ability to attract and retain qualified personnel with significant expertise. New employees generally require substantial training, which requires significant resources and management attention. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.


WE HAVE MADE AND EXPECT TO CONTINUE TO MAKE ACQUISITIONS THAT COULD DISRUPT OUR OPERATIONS AND HARM OUR OPERATING RESULTS

         Our growth is dependent upon our ability to introduce our LACC technology to our target markets. Our strategy can be fulfilled more quickly through the acquisition of companies that service our target markets. We have tried to address our need to partner with such a company by trying to acquire other companies, product lines, technologies and personnel. We have had limited success in completing our acquisitions. Further, acquisitions involve numerous risks, including the following:

         o     Difficulties  in  integrating   the   operations,   technologies,
               products and personnel of the acquired companies;

         o Diversion of management's attention from normal daily operations of the business;

         o Difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

         o Insufficient revenues to offset increased expenses associated with acquisitions; and

         o     The potential loss of key employees of the acquired companies.

Acquisitions may also cause us to:

         o Issue common stock that would dilute our current shareholders' percentage ownership;

         o     Assume liabilities;

         o Record goodwill and non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges;

         o     Incur amortization expenses related to certain intangible assets;

         o Incur large and immediate write-offs, and restructuring and other related expenses; or

         o     Become subject to litigation.

         Our limited experience in mergers compound the existing troubles many companies face and we can provide no assurance that our future acquisitions will be successful and will not materially adversely affect our business, operating results or financial condition. Failure to manage and successfully integrate acquisitions we make could harm our business and operating results in a material way.

WE ARE DEPENDENT ON OUR MANAGEMENT TEAM, AND THE LOSS OF ANY KEY MEMBER OF THIS TEAM MAY PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN IN A TIMELY MANNER

         Our success depends largely upon the continued services of our executive officers and other key personnel, particularly Marc Walther, our Chief Executive Officer, President and Chairman of the Board. We do not have an employment agreement with Mr. Walther or most of key management that require them to remain our employees and, therefore, they could terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees could seriously harm our business.

ANY FAILURE TO ADEQUATELY EXPAND OUR DIRECT SALES FORCE WILL IMPEDE OUR GROWTH

         We expect to be substantially dependent on our direct sales force to obtain new customers, particularly large enterprise customers, and to manage our customer base. We believe that there is significant competition for direct sales personnel with the advanced sales skills and technical knowledge we need. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining sufficient direct sales personnel. New hires typically require significant training and may, in some cases, take more than a year before they achieve full productivity. We have relied solely on our existing staff to conduct our sales efforts. We may not be successful in identifying, recruiting, training or retaining future sales personnel. Additionally, our new sales personnel may not become as productive as we would like, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business. If we fail in any of these respects, our ability to sell our technology and achieve profitability will suffer.

OUR BUSINESS DEPENDS SIGNIFICANTLY UPON CAPITAL EXPENDITURES, INCLUDING THOSE BY MANUFACTURERS IN THE MACHINE TOOL AND AUTOMOTIVE INDUSTRIES, WHICH ARE SUBJECT TO CYCLICAL FLUCTUATIONS

         The machine tool and automotive industries are cyclical and have historically experienced periods of oversupply, resulting in significantly reduced demand for capital equipment, including the products that we distribute through our subsidiary AmeriChip Tool & Abrasives. The timing, length and severity of these cycles, and their impact on our business, are difficult to predict. For the foreseeable future, our operations will continue to depend upon capital expenditures in these industries, which, in turn, depend upon the market demand for their products. The cyclical variations in these industries have the most pronounced effect on our Laser Assisted Chip Control system, due in large part to its new introduction to the automotive industry. Our margins, net sales, financial condition and results of operations will likely to be materially adversely affected by continued or further downturns or slowdowns in the machine tool and automotive industries that we serve.

FLUCTUATIONS IN OUR CUSTOMERS' BUSINESSES, TIMING AND RECOGNITION OF REVENUES FROM CUSTOMER ORDERS AND OTHER FACTORS BEYOND OUR CONTROL MAY CAUSE OUR RESULTS OF OPERATIONS QUARTER OVER QUARTER TO FLUCTUATE, PERHAPS SUBSTANTIALLY

         Our revenues and net income, if any, in any particular period may be lower than revenues and net income, if any, in a preceding or comparable period. Factors contributing to these fluctuations, some of which are beyond our control, include:

         o     fluctuations in our customers' businesses;

         o     timing and recognition of revenues from customer orders;

         o timing and market acceptance of our technology or enhancements introduced by us or our competitors;

         o     availability of components from our suppliers;

         o timing and level of expenditures for sales, marketing and product development; and

         o changes in the prices of our products or of our competitors' products.

         We expect that if we are successful in selling our Laser Assisted Chip Control system, a substantial portion of our sales from this technology will involve significant lead times between the initial order and delivery. We may receive one or more large orders in one quarter from a customer and then receive no orders from that customer in the next quarter. This problem is compounded by our limited experience in selling our technology and inability to forecast demand. As a result, the timing and recognition of sales from customer orders will likely cause significant fluctuations in our operating results from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors, our common share price may decline as a result.


FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN INCREASED PRODUCT COSTS AND OPERATING EXPENSES

         We expect to have suppliers that are located outside Canada and the United States. Accordingly, we could be subject to fluctuations in the value of the Canadian and U.S. dollars which fluctuations are difficult to predict and can cause us to incur currency exchange costs. We cannot predict the effect of exchange rate fluctuations on our future operating results.

AN INVESTMENT IN OUR COMPANY MAY BE DILUTED


         We may issue a substantial number of shares of our common stock without investor approval. In the past we have issued shares to consultants and individuals provided services to us. Between January 2003 and December 2004, we have issued options to purchase 17,750,000 shares of our common stock, warrants to purchase 1,100,000 shares of our common stock and 6,680,000 shares of common stock to those individuals. Any such issuance of our securities in the future could reduce an investor's ownership percentage and voting rights in our company and further dilute the value of your investment.

SALES TO CUSTOMERS OUTSIDE THE UNITED STATES EXPOSE US TO RISKS INHERENT IN INTERNATIONAL SALES

         Although we do not presently sell our technology outside the United States, we may do so in the future. As a result, we would be subject to risks and challenges that we would otherwise not face if we conducted our business only in the United States. The risks and challenges associated with sales to customers outside the United States include:

         o localization of our service, including translation into foreign languages and associated expenses;

         o     laws and business practices favoring local competitors;

         o compliance with multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and intellectual property laws and regulations;

         o     foreign currency fluctuations;

         o     different pricing environments;

         o     difficulties in staffing and managing foreign operations;

         o longer accounts receivable payment cycles and other collection difficulties; and

         o     regional economic and political conditions.

                         RISKS RELATED TO THIS OFFERING

IF THE SELLING STOCKHOLDERS SELL PART OR ALL OF THEIR SHARES OF COMMON STOCK IN THE MARKET, SUCH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE


         After this registration statement is declared effective by the Securities and Exchange Commission, the selling stockholders may sell in the public market all of the shares of common stock being registered in this offering. That means that up to 14,274,785 shares of common stock, the number of shares being registered in this offering, may be sold. The number of shares being registered in this offering represents approximately 10.0% of the total number of shares of common stock outstanding. Past sales by Cornell Capital of the shares registered here have contributed to a decline in the price of our stock from $0.11 to as low as $0.015 per share. Our average daily trading volume has also increased from approximately 450,000 prior to the issuance of any shares under the Standby Equity Distribution Agreement to approximately 726,000 per day. Future sales could lead to added volatility and further declines in our stock price.


IF THE SELLING STOCKHOLDERS SELL A MATERIAL AMOUNT OF COMMON STOCK THE SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR STOCK CAUSED BY THOSE SALES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE


         If the number of shares being placed into the market exceed the ability of the market to absorb the increased stock or if AmeriChip has not performed in such a manner to show that the equity funds raised will be used to grow AmeriChip. Our stock could experience downward pressure on the price.

         Our average daily trading volume for the three months ended December 31, 2004 was approximately 678,000 shares. Any significant increase in the number of shares being sold on any given day would likely result in a decline in our price.


         The decrease in our stock price could attract short sellers which could contribute to the future decline of our stock price. Persons engaging in short-sales, sell shares that they do not own, and at a later time purchase shares to cover the previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then prevailing market price. If the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long-position in the stock. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so, which in turn may cause long holders of the stock to sell their shares, thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the price will decline. It is not possible to predict if the circumstances whereby short sales could materialize or to what extent the share price could drop.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP


         Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Our average daily trading volume for the three months ended December 31, 2004 was approximately 678,000 shares. Our stock traded at an average price of approximately $0.04 per share during this period. Average daily trading of our common stock amounted to less than $27,500. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information with respect to the selling stockholders and the shares of our common stock that they may offer with this Prospectus. To our knowledge, except as described below, the selling stockholders have not, or within the past three years have not had, any position, office or other material relationship with us or any of our affiliates.


         The share information provided in the table below is based on information provided to us by the selling stockholders on or about March 18, 2005. We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of this date.


         The selling stockholders may from time to time offer and sell any or all of their shares as listed below. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling stockholders may beneficially own after this offering. We may update, amend or supplement this Prospectus from time to time to update the disclosure in this section.

         The table follows:


                                                           PERCENTAGE OF
                                                            OUTSTANDING
                                             SHARES            SHARES                           PERCENTAGE OF
                                          BENEFICIALLY      BENEFICIALLY                      OUTSTANDING SHARES
                                          OWNED BEFORE      OWNED BEFORE   SHARES TO BE SOLD  BENEFICIALLY OWNED
            SELLING STOCKHOLDER             OFFERING        OFFERING(1)     IN THE OFFERING     AFTER OFFERING
--------------------------------------    -------------    --------------  -----------------  -------------------
Thomas Howard (2)                                25,000                 *            25,000                    0%
Richard Zyla (2)(11)                            125,000                 *           125,000                    0%
Sandra McLellan (3)                           1,660,500              1.2%           560,500                     *
Bottom Line Holdings (4)(6)                   2,500,000              1.8%         2,500,000                    0%
Key Financial Group Inc. (2)(7)               2,000,000              1.4%         2,000,000                    0%
The ALPS Group Inc. (5)(8)                    1,984,285              1.4%         1,984,285                    0%
Martin Richards & Associates Ltd.(2)(9)       1,815,000              1.3%         1,815,000                     *
Stone Castle Ltd. (2)(10)                     1,815,000              1.3%         1,815,000                    0%
Anthony R Boyden (2)                          3,600,000              2.5%         3,200,000                     *
Russ Weldon (2)(11)                             250,000                 *           250,000                     *


----------
* Less than 1%.

(1) Percentage of outstanding shares is based on 142,437,960 shares of common stock outstanding as of March 18, 2005, together with shares deemed beneficially owned by each such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within sixty days of March 18, 2005 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


(2) The shares acquired were issued in connection with the provision of certain consulting services to the Company and/or its subsidiaries.

(3) Sandra McLellan acquired these shares as partial consideration for certain public relations services provided by Ms. McLellan and RM Communications.

(4) Bottom Line Holdings acquired these shares as partial consideration for certain administrative services provided to the Company.


(5) The shares acquired were issued in connection with the provision of certain public and investor relations services provided.

(6) Ryen Maxwell, authorized agent for Bottom Line Holdings, Inc., has investment control over these securities.

(7) Lisa Eizenga, authorized agent for Key Financial Group Inc., has investment control over these securities.

(8) Rhonda Windsor, President of the The ALPS Group Inc., has investment control over these securities. Ms. Windsor is one of our former directors and currently serves as President of AmeriChip Canada Inc., one of our wholly-owned subsidiaries.

(9) Matt Shier, authorized agent for Martin Richards & Associates Ltd., has investment control over these securities.

(10)     Melanie   Larcoque,   authorized  agent  for  Stone  Castle  Ltd.,  has
         investment control over these securities.

(11) Richard Zyla is Vice President of Engineering for AmeriChip Tool and Abrasives, LLC, a wholly-owned subsidiary of the Company and will become Vice President of Engineering of AmeriChip International Inc. upon the closing of the acquisition of KSI Machine & Engineering, Inc.

(11)     Mr. Weldon is a member of our board of directors.


                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

                                    DILUTION

         Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

                              PLAN OF DISTRIBUTION

         We are  registering  the resale of shares  listed in the chart above on behalf of the listed selling stockholders. As used herein, "selling stockholders" includes any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder named in this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. We will not receive any of the proceeds of the sale of these shares.

Selling Stockholders Are Not Required to Sell

         The selling stockholders may choose not to sell any of the shares covered by this prospectus, or to transfer the shares other than pursuant to this prospectus by gift or other transfer, to the extent permitted by law.

Manner of Sale

Variety of Methods of Sale

         The selling stockholders will act independently from us in making decisions regarding the timing, manner and size of their sales of shares under this prospectus. In general, we expect sales to be made in ordinary brokerage transactions over the OTC Bulletin Board at then prevailing market prices. However, sales of shares may be effected by a selling stockholder from time to time in one or more types of transactions, in the over-the-counter market, in negotiated transactions (which may include block transactions), through short sales of the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Transactions with Broker-Dealers

         The selling stockholders may sell their shares directly to purchasers or through broker-dealers. The broker-dealers may act as agents or principals. If they purchase the shares as principals, they may resell the shares for their own accounts under this prospectus. Sales may occur in ordinary broker transactions or in transactions in which the brokers solicit purchasers. In effecting sales, broker-dealers that are engaged by selling stockholders may arrange for other broker-dealers to participate. The broker-dealers may engage in block transactions in which they may attempt to sell the shares as agents but may position and resell a portion of the block as principals.

         The selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the registered shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out their short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the registered shares. The broker-dealer may then resell or transfer these shares under this prospectus. A selling stockholder may also loan or pledge the registered shares to a broker-dealer and the broker-dealer may sell the shares so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares under this prospectus.

         In addition, some of the selling stockholders are corporations or trusts which may, in the future, distribute their shares to their partners, stockholders or trust beneficiaries, respectively, which distributees may likewise distribute such shares to their partners, stockholders or trust beneficiaries. Those shares may later be sold by those partners, stockholders or trust beneficiaries, or by any of their respective distributees.

         The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principals, or both. Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we intend to file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon being notified by a selling stockholder that a donee, pledgee transferee or other successor-in-interest intends to sell more than 500 shares, if required, we intend to file a supplement to this prospectus.

         To our knowledge, the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, and no underwriter or coordinating broker is acting in connection with the selling stockholders' proposed sale of their shares.

Statutory Liabilities

         The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters. Any profit on the sale of the shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Prospectus Delivery

         Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, they are subject to the prospectus delivery requirements of the Securities Act, which may include delivery pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Exchange Act Regulations

         Some persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

Expenses Associated with Registration

         We have agreed to pay all costs, expenses and fees in connection with the registering of the shares offered under this prospectus. Each of the selling stockholders will bear its proportional share of all discounts, commissions or other amounts payable to underwriters or brokers, fees and disbursements for any legal counsel retained by any selling stockholder, and any transfer taxes relating to the sale or transfer of the securities. We estimate that the expenses of the offering to be borne by us will be approximately $14,600. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

Miscellaneous

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


The following discussion should be read in conjunction with our unaudited consolidated interim financial statements and related notes thereto included in this quarterly report and in our audited consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contained in our Form 10-KSB for the year ended November 30, 2004. Certain statements in the following MD&A are forward looking statements. Words such as "expects", "anticipates", "estimates" and similar expressions are intended to identify forward looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. See "Special Note Regarding Forward Looking Information" below.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this Report and in the Company's periodic filings with the Securities and Exchange Commission constitute forward-looking statements. These statements involve known and unknown risks, significant uncertainties and other factors what may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "intends," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will obtain or have access to adequate financing for each successive phase of its growth, that there will be no material adverse competitive or technological change in condition of the Company's business, that the Company's President and other significant employees will remain employed as such by the Company, and that there will be no material adverse change in the Company's operations, business or governmental regulation affecting the Company. The foregoing assumptions are based on judgments with respect to, among other things, further economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control.

Although management believes that the expectations reflected in the forward-looking statements are reasonable, management cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither management nor any other persons assumes responsibility for the accuracy and completeness of such statements.

CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant  accounting policies,  which are described in
Note 2 of the notes to our consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs-- an amendment of ARB No. 43, Chapter 4" (hereinafter "SFAS No. 151"). This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We believe that the adoption of this statement will have no material impact on our financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67" (hereinafter "SFAS No. 152"), which amends FASB Statement No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions"(hereinafter "SOP 04-2"). This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. We believe the adoption of this statement will have no impact on our financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.153, "Exchanges of Nonmonetary Assets - an Amendment of APB Opinion No. 29", (hereinafter "SFAS No. 153"). This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. We believe that the adoption of this statement will have no impact on our financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments" (hereinafter "SFAS No. 123 (R)"). This statement replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123 (R) establishes standards for the accounting for share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based award, share appreciation rights and employee share purchase plans. SFAS No. 123 (R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grand date ( with limited exceptions). That cost will be recognized in the entity's financial statements over the period during which the employee is required to provide services in exchange for the award. We were previously reporting in compliance with SFAS No. 123. We have adopted SFAS 123 (R) and believes this statement will have no impact on our overall results of operations or financial position.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (hereinafter "SFAS No. 150"). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We have determined that there was no impact to our financial statements from the adoption of this statement.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 149"). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 has not had a material impact on our financial position or results of operations.

Accounts Receivable

We carry our accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, we evaluate our accounts receivable and establish an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. For the year ended November 30, 2004, we had estimated that no allowance for doubtful accounts was necessary, as the receivables are all expected to be collected. This assessment may change as we develop the appropriate history of transactions in our operating companies and a provision for doubtful accounts will be established.

Cost of Sales

Cost of sales consists of the purchase price of products sold, inbound and outbound shipping charges, packaging supplies and costs associated with service revenues and marketplace business. Cost of sales totaled $14,214 for the year ended November 30, 2004.

Inventories

Inventories, consisting of products available for sale, are recorded using the weighted average method. As of November 30, 2004, the inventory of our subsidiary AmeriChip Tool and Abrasives, LLC totaled $230,000, consisting of $223,862 of grinding and abrasive products and $6,138 of other materials.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

The  following  is  a  summary  of  property  and  equipment,   and  accumulated
depreciation thereto:

                                                    November 30, 2004
                                                    -----------------
             Furniture and fixtures                        $   10,439
             Plant assets                                      14,000
                                                    -----------------
             Total assets                                      24,439
             Less accumulated depreciation                     (1,616)
                                                    -----------------
                                                           $   22,823
                                                    =================

We recognized $1,616 in depreciation expense for the year ended November 30, 2004. We evaluate the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. We determine impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts and any resulting gain or loss is reflected in results of operations.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

For additional information on significant accounting policies, please refer to the November 30, 2004 - Notes to the Consolidated Financial Statements - Note 2.


OVERVIEW

Our technology, when implemented, will eliminate dangerous ribbon-like steel chips that tangle around moving tool parts, automation devices and other components essential to the machine processing of low to medium grade carbon steels and non-ferrous metal parts. The result of this process is a superior product manufactured in a safer working environment, avoiding many of the health and safety issues associated with traditional metal processing methodologies, while offering potential cost savings.

We have completed the design and testing of our patented laser assisted chip control technology. We are currently working with automakers and vendors with a view to supplying processed parts.

RECENT EVENTS

In August 2004, the Company's wholly owned subsidiary, AmeriChip Tool and Abrasives, LLC, agreed to purchase certain assets and inventory valued at $250,000. The Company signed a promissory note providing for a monthly payment of $729.17 representing interest only for the first six months. Thereafter, the Company has committed to paying $2417.00 per month; such payments include interest on the unpaid portion. The Company has 10 years to redeem the Note.

In addition, Richard Zyla received 125,000 shares of the Company's common stock for signing a non-compete agreement. The Company also issued 25,000 shares of its common stock to Mr. Thomas Howard in exchange for signing a non-compete agreement.

On April 23, 2003, the Company executed a letter of intent with American Production Machining, LLC (hereinafter "APM") to acquire certain assets of APM subject to the execution of a definitive agreement. APM is manufacturer of automotive, truck and aircraft parts. They use computer numerical controlled machines and state of the art inspection equipment. On October 16, 2003, the Company executed a definitive Asset Purchase Agreement which required the payment of cash and the assumption of $1,900,000 in liabilities owed by APM to Comerica Bank. The original closing date for this transaction was November 15, 2003. We were, at the time, unable to obtain the necessary funding to conclude the transaction. Currently, the Company has secured the financing resources to pursue this acquisition with its agreement with Cornell Capital. In August 2004, the Company tendered a bid to the United States Bankruptcy Court to pursue its acquisition of APM. APM continues to operate under bankruptcy protection during this period.

On September 14, 2004, the Company executed a letter of intent with KSI Machine and Engineering, Inc. (hereinafter "KSI") to acquire all of KSI's outstanding stock. KSI is a manufacturer of automotive die and mold castings which use horizontal spindle 5 axis computer numerical controlled machines. During the year ended November 30, the Company paid a deposit of $50,000 for this agreement. On December 7, 2004 the Company paid an additional $100,000 and signed a purchase agreement with KSI. As of the report date of these financial statements, this acquisition has not been completed.

The completion of the transaction is subject to a number of factors, including but not limited to, the satisfactory completion of due diligence, the negotiation and execution of definitive agreements, and other customary closing conditions. There can be no assurance that the purchase will be consummated. The material terms of the agreement are as follows: The stock purchase will be for an aggregate consideration of $3.2 million. The Company agreed under a separate agreement with Mr. Jim Kotsonis, owner of KSI to issue 500,000 restricted shares of the Company's common stock for consulting services to be rendered over the next 18 months.

In November 2003, the Company executed a six-month agreement with CEOcast, Inc. (hereinafter "CEOcast") to provide consulting services for AmeriChip. CEOcast is entitled to receive $10,000 upon signing the agreement, 300,000 shares of common stock, and $10,000 per month for six months commencing on December 2003. During the year ended November 30, 2004, 100,000 shares of common stock were issued and CEOcast agreed to cancel the agreement with no penalties and also to agree to cancel the amounts owed to CEOcast by the Company. In July 2004, the Company signed a new agreement with CEOcast whereby the Company paid a retainer of $5,000 and issued 2,000,000 shares of common stock. The Company also agreed to pay $5,000 per month commencing in August 2004. During the year ended November 30, 2004, the Company paid $17,000 to CEOcast under the terms of the agreement.

In October 2003, the Company executed a six-month agreement with RM Communications (hereinafter "RMC"), to provide services and website development for AmeriChip. RMC is entitled to receive $2,000 per month for six months, 100,000 shares of common stock upon signing the agreement, 100,000 shares of common stock upon completion of services, and 300,000 three-year warrants, which will expire in January 22, 2007. The warrants are exercisable per the following terms: 100,000 warrants at $0.30, 100,000 warrants at $0.40, and 100,000 warrants at $0.50. The Company will also pay additional costs incurred by RMC in performance of the contract. In April 2004, the Company executed a continuation of the aforementioned agreement for an additional year. RMC is entitled to receive $3,500 per month, 200,000 shares of common stock upon signing the agreement, and 3-year warrants exercisable at $0.25, payable in increments of 150,000 to be issued at the beginning of each quarter. During the year ended November 30, 2004, 100,000 shares of common stock, 300,000 warrants, and $9,000 in cash were paid to RMC.

RESULTS OF OPERATIONS

REVENUE AND EXPENSES

We have only generated $37,964 in revenue from our operations during the last two years all of which occurred in the latter half of our most recently completed fiscal year. We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectibility is reasonably assured.

Operating expenses, which include administrative expenses, legal and accounting expenses, consulting expenses and license expenses increased from $1,800,889 for the year ended November 30, 2003 to $3,030,232 for the year ended November 30, 2004, an increase of $1,229,343. This increase was a result of a reduction in consulting expenses and license expense related to the purchase of licenses from three shareholders arising from a cancelable licensing agreement which provides for payment to these shareholders of monthly installments of $10,000.

NET LOSS

Net loss increased from a net loss of ($1,925,880) for the year ended November 30, 2003 to a net loss of ($3,271,525) for the year ended November 30, 2004, an increase in net loss of ($1,345,645), primarily due to the increase in operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

We have not attained profitable operations since inception and we have not progressed significantly in our operations. We have incurred recurring losses and at November 30, 2004 had an accumulated deficit of ($5,217,423). For the year ended November 30, 2004, we sustained a net loss of ($3,271,525). We have secured financing from Cornell Capital, LLC which should enable us to secure working capital for the next 24 months which will enhance our ability to conduct business. These funds will be dedicated to securing commercial space for the proposed production facility, to purchase necessary laser equipment, robot and transfer equipment necessary to implement the patented Laser Assisted Chip control process, and to provide sufficient working capital to commence contemplated activities as well as providing funding to our wholly owned subsidiary, AmeriChip Tool & Abrasives. We will also use capital available from our agreement with Cornell Capital to purchase the assets of American Production Machining, LLC.

On April 23, 2003, the Company executed a letter of intent with American Production Machining, LLC (hereinafter "APM") to acquire certain assets of APM subject to the execution of a definitive agreement. APM is manufacturer of automotive, truck and aircraft parts. They use computer numerical controlled machines and state of the art inspection equipment. On October 16, 2003, the Company executed a definitive Asset Purchase Agreement which required the payment of cash and the assumption of $1,900,000 in liabilities owed by APM to Comerica Bank. The original closing date for this transaction was November 15, 2003. . We were, at the time, unable to obtain the necessary funding to conclude the transaction. Currently, the Company has secured the financing resources to pursue this acquisition with its agreement with Cornell Capital. In August 2004, the Company tendered a bid to the United States Bankruptcy Court to pursue its acquisition of APM. APM continues to operate under bankruptcy protection during this period.

Even though we have secured adequate funding, no assurances can be provided that our business activities will generate sufficient revenues which may result in net profits for the Company.

Our auditors have raised substantial doubt as to our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

We intend to continue to explore potential business combinations with other parties which may enhance or supplement the operation of our business or which may generate new or additional sources of revenues related to the patented Laser Assisted Chip process. For example, we are exploring whether it may be feasible to acquire the assets of an existing manufacturing firm engaged in manufacturing automobile parts which we could subsequently enhance and benefit through the use of the patented process. Any additional acquisition or other business combination will be dependent on our ability to obtain financing from traditional sources or from seller carryback financing, or a combination thereof. There is no assurance that we will be able to obtain any financing to pursue any future acquisitions or combinations. Even if adequate financing is obtained, no assurance can be provided that any additional acquisition or combination will generate sufficient revenues which may result in net profits for us.

CORNELL CAPITAL PARTNERS LP

On May 25, 2004, the Company entered into a Standby Equity Distribution Agreement and various security and debenture agreements with Cornell Capital Partners LP (hereinafter "Cornell Capital") in order to provide the Company with up to $6,300,000 of funding over approximately the next 24 months. These agreements are subject to limitation on borrowing and conversion of debt to equity. As part of its obligation under the agreements, the Company filed a registration statement on Form SB-2 to register the common stock issued to Cornell Capital and the common stock issuable in accordance with the terms of the equity distribution agreement. As of November 30, 2004, the Company has received a total of $800,000 under these agreements. The Company also issued 3,134,329 shares of common stock valued at $207,000 as the commitment fee associated with this agreement. The commitment fee was deemed to be a deferred debt offering cost and is being amortized as a financing expense over the effective period of 24 months. Amortization for the year ended November 30, 2004 was $52,500.

In May 2004, the Company received $300,000 (Loan 1) in cash upon execution of a convertible debenture in favor of Cornell Capital. Terms of the debenture agreement include a maturity date of May 25, 2007, an interest rate of 5% per annum, and a provision for the holder to convert unpaid principal and interest into Company common stock. The debenture agreement also enables the Company to redeem unpaid principal by payment of 120% of the amount redeemed and the distribution of common stock warrants to the holder. In connection with the debenture, the Company incurred loan fees and expenses of $300,000, which are being amortized as a financing expense over a period of three years. During the year ended November 30, 2004, the Company recorded $75,000 of financing expense

In August 2004, the Company received $225,000 (Loan 2) in cash upon execution of a short-term promissory note in favor of Cornell Capital. Terms of the note included a stipulated interest rate of 12% and a provision for full repayment within sixty-two calendar days. The Company incurred related fees and expenses of $18,875, which were expensed to financing costs. During the year ended November 30, 2004, Cornell Capital converted the loan into 5,809,251 shares of common stock in payment of the aforementioned note principal and related interest of $15,780.

In November 2004, the Company received $275,000 (Loan 3) in cash upon execution of a short-term promissory note in favor of Cornell Capital. Terms of the note included a stipulated interest rate of 12% and a provision for full repayment within eighty-nine calendar days. The Company incurred related fees and expenses of $25,625, which are being amortized as a financing expense over the duration of the note. Amortization for the year ended November 30, 2004 was $8,193. Cornell Capital also converted 3,243,210 shares of common stock in payment of $50,000 of principal and $2,595 related interest for the aforementioned note.

The following is a summary of debt transactions with Cornell Capital during the year ended November 30, 2004:


                                         Loan 1       Loan 2       Loan 3        Total
                                        ---------    ---------    ---------    ---------
Convertible Debenture
       5% annual interest
       term:  3 years                   $ 300,000    $      --    $      --    $ 300,000
Promissory Note
       12% annual interest
       term:  89 days                          --      225,000           --      225,000
Promissory Note
       12% annual interest
       term:  62 days                          --           --      275,000      275,000
                                        ---------    ---------    ---------    ---------

Total Notes at Face Value                 300,000      225,000      275,000      800,000
                                        ---------    ---------    ---------    ---------
       Less: principal payments
              converted by stock               --     (225,000)     (50,000)    (275,000)
       Less: Discount due to
              related financing costs    (225,000)          --      (17,432)    (242,432)
                                        ---------    ---------    ---------    ---------

Total Current Debt                      $  75,000    $      --    $ 207,568    $ 282,568
                                        =========    =========    =========    =========


As of November 30, 2004, the Company had accrued unpaid interest on the above transactions of $2,188.

In January 2005, the Company received $250,000 (Loan 4) in cash upon execution of a short-term promissory note in favor of Cornell Capital. Terms of the note included a stipulated interest rate of 12% and a provision for full repayment within eighty-two calendar days. The Company incurred related fees and expenses of $23,750, which will be amortized as financing expense over the duration of the note and received $226,250 in cash. Cornell Capital also converted 2,873,065 shares of common stock in payment of $150,000 of principal for the aforementioned note.

The following is a summary of the outstanding debt conversion transactions under the agreements with Cornell Capital subsequent to November 30, 2004:


                                     Loan 1        Loan 3         Loan 4
                                   -----------   -----------    -----------
Value of Notes at
      November 30, 2004            $    75,000   $   207,568    $        --
                                   -----------   -----------    -----------
Promissory Note
       12% annual interest
       term:  82 days                       --            --        250,000
       Add:  additional interest
           expense of the stock
           conversion                       --        27,896             --
                                   -----------   -----------    -----------
       Less: principal payments
           converted by stock
           December 1,2004  to
           March 10, 2005                   --      (235,464)      (150,000)
                                   -----------   -----------    -----------
Balance of notes subsequent
           November 30, 2004       $    75,000   $        --    $   100,000
                                   ===========   ===========    ===========
Interest expense related to
          stock conversion
          through March 10, 2005   $    12,500   $    22,847    $     7,854
                                   ===========   ===========    ===========

Number of shares issued upon
       subsequent conversion of
       above notes prior to
       March 10, 2005                2,403,846     4,961,842      2,873,065
                                   ===========   ===========    ===========

PLAN OF OPERATION

Upon closing on the acquisition of KSI Machine and Engineering, we will be in a position to implement our technology. We anticipate that the operations of KSI
Machine and Engineering will bring to the consolidated balance sheet of AmeriChip annual revenues of approximately $3,600,000 based on revenues generated in 2004. The Company intends to add two more shifts to the operations at KSI Machine and Engineering commencing in the first quarter of our new fiscal year. The Company believes that the two new shifts will add additional revenues in the first year of operation. A key element to securing KSI Machine and Engineering is their Tier One Status. This status is critical and affords us the opportunity to quote on any jobs emanating from the big three auto makers

The facilities of KSI Machine and Engineering are large enough to permit allocation of space for our laser and robotic equipment required in the implementation of the LACC process. We are currently conducting trials for the possible implementation our process for a number of customers. In addition to the laser and robot already ordered by us, we believe that the volume of work anticipated in the first quarter of its fiscal year will require the purchase of an additional robot and laser. KSI Machine and Engineering is a manufacturer of automotive die and mold castings which use horizontal spindle 5 axis computer numerical controlled machines.

We believe that the patented technology, Laser Assisted Chip Control process ("LACC") for companies engaged in the machining of automobile parts can produce significant revenues for us. While we are optimistic about our initial customer experiences, there can be no assurances that the savings realized will be experience by all customers or that we will achieve significant revenues.

             ACCOUNTING POLICIES SUBJECT TO ESTIMATION AND JUDGMENT

Management's Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

                             DESCRIPTION OF BUSINESS

THE COMPANY

         We were incorporated in the State of Nevada on October 17, 2000 as Southborrough Technology Corporation. On March 9, 2001 we changed our name to Southborrough Ventures, Inc. We were in the business of mineral exploration but initially relied upon the mineral exploration of others and never conducted any mineral exploration ourselves. We obtained an option to acquire a 100% interest in a mineral claim located in the Slocan Mining District Province of British Columbia, Canada. We referred to this mineral claim as the Cedar mineral claim. This option was exercisable by us completing further cash payments and share issuances to the option or and by completing minimum required exploration expenditures on the Cedar mineral claim. We allowed the option on this claim to expire on or about June 30, 2003.

         Our objective was to conduct mineral exploration activities on the Cedar mineral claim in order to assess whether the claim possessed commercially exploitable reserves of silver, lead or zinc. We were unable to identify any commercially exploitable reserves. Our proposed exploration program was designed to search for commercially exploitable deposits.

         On February 27, 2003, our board of directors approved the termination of our exploration activity and the acquisition of the AmeriChip Laser Assisted Chip Control ("LACC") technology.

         On February 27, 2003 our Board of Directors signed an Agreement and Plan of Reorganization with AmeriChip Ventures, Inc. ("AVI"), of Detroit, Michigan to acquire 100% of the outstanding common stock of AVI, in exchange for 60 million shares of our common stock.

         On March 22, 2003 the terms of the Agreement and Plan of Reorganization dated February 27, 2003 were consummated pursuant to which we, AVI and AVI shareholders agreed to effect a reorganization under Section 368 (a) (1) (B) of the Internal Revenue Code of 1986, as amended. Pursuant to the Agreement and Plan of Reorganization, we acquired all of the issued and outstanding shares of AVI's common stock with the result that AVI is now our wholly owned subsidiary corporation. In exchange, for the shares of AVI, we issued 60 million shares common stock to David Howard, the former Chairman of our Board of Directors, Marc Walther, our Chief Executive Officer, and Ed Rutkowski, a member of our Board of Directors. Each of the foregoing individuals received 20 million shares of common stock and were the sole shareholders of AVI. The merger consideration was calculated, in part, based on the estimated costs to bring the process to a patented stage and the value of Southborrough Ventures, the predecessor entity. Southborrough had a limited trading market at that time and limited business activity.

         Prior to the closing of the merger with Southborrough Ventures, AVI had entered into a patent licensing agreement with AmeriChip Inc., which granted AVI a nonexclusive license to make, us and sell products covered by the patent on the LACC technology. Ed Rutkowski, the inventor of the patent, and one of our directors, had transferred the patent to AmeriChip Inc. in exchange for a one-third ownership interest in the entity. Mr. Howard and Mr. Walther each also owned one third of the outstanding shares of AmeriChip Inc. Messrs Howard, Walther and Rutkowski, own 20% of the outstanding Capital Stock of Americhip Inc, the other 80% is owned by AVI, our wholly owned subsidiary. The agreement between AVI and Mssrs. Howard, Rutkowski and Walther obligates us to pay the following:


         Messrs Howard, Walther and Rutkowski, each received US $1 million payable at the rate of $10,000 on or before the first day of each calendar month beginning September 1, 2003 with interest accruing on any unpaid balance at the greater of (i) five percent (5%) and (ii) the prime rate plus 1% as reported in the Wall Street Journal on the first business day following each July and January 1, of each year until paid in full. The company may repay any or all of this amount without penalty. Messrs Howard, Walther and Rutkowski have agreed to a suspension in payments until we begin generating revenues from operations. The amounts owed to them, however, will continue to accrue.

         On October 16, 2003, we executed a definitive Asset Purchase Agreement with American Production Machining LLC, a Michigan limited liability company ("APM") to acquire certain of its assets, pay APM's outstanding balance to Comerica Bank and, assume $1,900,000 in liabilities owed by APM to Comerica Bank. The agreement expired on January 24, 2004. We have been unable to close the acquisition of APM due to the pending resolution of its bankruptcy proceedings.


         In December 2003, we changed our name to AmeriChip International Inc. and we now trade on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol (OTC-BB) under the symbol "ACHI".

         Our principal offices are located at 9282 General Drive, Suite 100, Plymouth, MI 48235 USA. Our telephone number is (734) 207-0338.

SUMMARY


         As of March 18, 2005, we have two patents covering the technology described below. To support these patents, we have ordered and put a deposit on equipment sufficient to manufacture production and trial orders. We have placed a $50,000 deposit on a laser and robot from our supplier GSI Lumonics. The total cost of the robot and laser is approximately $230,000. We are currently using their facility to run trials on quotations we are preparing for potential customers. We believe the access to the laser and robot and facilities to run trials will enable us to continue with the implementation of our LACC process regardless of our ability to close one of our pending acquisitions, although it would be easier to accelerate our progress through the closing of an acquisition. As a result of the line of credit established with Cornell Capital LLC we believe we now have sufficient funding to acquire all of the remaining equipment to apply the LACC process.


OVERVIEW

         Our core patented technology includes the use of lasers to effect a controlled breaking of the metal chip. Our technology focuses on increasing the machining efficiencies to effect faster feed rates and less down time. The process is designed to work with technologies of existing machines and operations. We expect to continue to develop additional proprietary technology to enhance the patent and its benefits.

         Our technology, when implemented, will eliminate dangerous ribbon-like steel chips that tangle around moving tool parts, automation devices and other components essential to the machine processing of low to medium grade carbon steels and non-ferrous metal parts. We believe that the result of this process is a superior product manufactured in a safer working environment, avoiding many of the health and safety issues associated with traditional metal processing methodologies, while offering potential cost savings.

         We have completed the design and testing of the patented LACC technology. We are currently working with automakers and vendors with a view to supplying processed parts.

ALLIANCES

         The Company has the following alliances:


         Meritage Solutions - a company that delivers integrated systems for automated production lines. Meritage Solutions has designed production cells that are lasered between centers. We have agreed to work with Meritage if there is a requirement to process a fully automated system which includes lasers, robots and conveyors.

         GSI Lumonics - A leading provider of laser equipment. GSI Lumonics has been used as the exclusive supplier of laser equipment to the Company. This is being done, in part, as a result of GSI's participation and support of the Company during our research and development stage.

         Creative Automation - A leading integrator of palletized automation and integration with laser, robots and part quality. We have agreed to give Creative Automation the right to fill any order requiring palletization on a first come, first serve basis.

         We do not have any written agreements with our alliance partners.


SUBSIDIARIES


         On May 5, 2004 we created a wholly-owned subsidiary, AmeriChip Tool and Abrasives, LLC. ("ATA"), which is led by the President of ATA, Ed Rutkowski, who is also one of our directors. The new subsidiary will be responsible for providing tools necessary for metal removal in the machining process. On July 19, 2004, ATA secured the right to represent Carboloy, in addition to Camel, Superior Abrasive and Val-U-Max. On August 3, 2004, ATA announced its purchase of the Nasco Brand name of abrasive products. This line of abrasive products has been sold throughout the United States and Canada for many years. We believe that the acquisition of this brand and its inventory will allow our subsidiary, AmeriChip Tool and Abrasives, to immediately generate sales by offering a wider breadth of products for all its current and future customers who require abrasive products in their manufacturing processes. Abrasives are typically used in the process after machining. The purchase of this brand name is consistent with the implementation of our business model.

         The purchase price we paid for the acquisition of certain assets, machinery, equipment, furniture and fixtures of NASCO was $250,000. Almost 90% of the purchase price was attributable to the inventory we acquired. We funded this acquisition through the issuance of a subordinated promissory notes to the stockholders of NASCO, which includes Marc Walther our President and Chief Executive Officer. The promissory notes bear interest at 3.5% per annum, within interest only payments of $729.17 for the first six months and monthly payments thereafter of $2,417. We also issued 150,000 shares of our common stock to two NASCO shareholders for their execution of a one-year non-competition agreement. Mr. Walther abstained from our board's vote approving this acquisition.

         In addition to the agreements with Carboloy, Camel, Superior Abrasive and Val-U-Max, each of which allows to distribute grinding wheels, abrasive products and special cutting tools, respectively, we have obtained the right to distribute high speed drills, abrasive products, dressers and cutters, filters, drills, carbide tools, cutting tools, gauges and grinding wheels, from a variety of manufacturers, all makers of tools used in the metal machining process. These relationships allow us to sell products to our customers as authorized distributors and in certain cases, provided us limited distribution rights in certain regions. Under the standard arrangements, we purchase the products at a discount to market price and sell them to our customers. We also offer these products via our on-line marketing section of our website. We believe that this arrangement is mutually beneficial as it minimizes the marketing costs to the manufacturers and allows us to provide our customers a one-stop shop for their metal machining needs.

         In August 2004, we established a Canadian subsidiary, AmeriChip Canada to pursue potential business opportunities for both ATA and AmeriChip. Our Canadian subsidiary is led by Rhonda Windsor, one of our former directors.

THE PROCESS

         Traditional methods of handling the residue of machining metal parts has necessitated the manufacture of specially designed chip control inserts and or the use of coolants to assist in the separation and flushing of contaminated metal chips, a problem that has plagued the metal parts manufacturing industry for more than 60 years. The problem, however, has become even more prevalent with the development of highly automated machine tools during the last two decades. Automated machinery was developed to satisfy the demand for the increased production of machined metal components by the automotive sector as well as other industries. Certain operations resulted in such serious chip control problems that some companies were unable to effectively capitalize on the benefits of automation.

         The metal machining industry seeks to increase production and automate the machining process. The automotive industry has been particularly hard pressed to effect lower costs both within its own internal operations as well as components manufactured on its behalf by outside suppliers who must remain competitive. Preventing the forfeiting of contracts to foreign parts providers where labor and other costs are considered lower than in the United States is of key importance. Stringy metal chips wrap around automatic gauging and interfere with robotics to cause an interruption or discontinuance of the automation to manual operations. The AmeriChip LACC process allows this problem to be eliminated.

         Currently coolant is deployed to flush the long stringy chips out of the machine components and remove them from the machine base itself. If the base becomes clogged it can cause many hours of non-productive down time and added costs while the machinery is cleaned. Coolant represents a major component of the entire manufacturing processes, representing as much as 15% of the total machining production cost. Coolant also has to be disposed of in accordance with environmental regulations, adding even more cost. Additional, coolant fumes may pose potentially serious health risks and the cause of long term problems when inhaled. The International Union, United Automobile, Aerospace and Agricultural Implement Workers of America ("UAW") has established standards for coolant exposure in the five (5ml) per cubic meter and has requested that even stricter regulations be adopted at ten times more stringent. The multiple cost factor associated with the use of coolant as well as related health and environmental factors represent a challenge for metal machining manufacturing companies to significantly reduce the consumption of coolant or to eliminate its use altogether. By eliminating the use of coolant, incidence of workman's compensation claims will be dramatically reduced. Additionally, the ribbons of metal chips that remain following the machining of metal components without the contamination of bacteria laden coolant will provide an additional revenue source for the company as the "chips" can be salvaged and recycled.

         We have targeted the automotive sector initially, but our process can be applied to any industry where the machining of metal is a major process of manufacturing of component parts. This includes, but is not limited to oil production and refining, off-road construction, farm implements, aerospace and defense contractors.

         Although our main goal is to acquire automotive parts manufacturers such as APM, we could apply our process to auto parts such as axle shafts, axle tubes, spindles, and connecting rods, in our own facility.

         In this scenario, the customer would deliver raw goods (un-machined auto parts) to our facility where we would apply the LACC process and the customer would retrieve the "treated" part for machining at their location. Such a plan would require the purchase of several specialized lasers and robotics and the leasing of approximately 40,000 sq ft. This would allow for space three (3) separate lasers and a holding area of approximately 10,000 sq ft for the raw goods/treated parts.


         We believe we offer our customers a variety of benefits which could result in operational efficiencies and significant cost savings in the overall machining of metal parts.

         We believe that by implementing our LACC process on certain automobile parts prior to machining our customers will experience increased operational efficiencies and significant cost savings in the overall machining of metal parts. By lasering parts prior to machining we believe our process provides several benefits to customers: (i) reduced machine down time caused by operator removal of chips from the tools and parts, (ii) increased and more efficient use of existing machinery resulting from the reduction of time necessary to clear machines and floor conveyers of chip bundles which result from traditional machining methods, (iii) reduced replacement of machine tools which are broken through ordinary course by the chips which become embedded in machine parts,
(iv) more effective management of tool replacement. We also believe our technology will reduce work-place injuries linked to exposure to the chips created from traditional machining processes.

         We believe our technology will also be accepted as a more environmentally friendly method of machining parts. The LACC process does not require the use of coolant which translates into a less toxic, cleaner and safer process. The economic benefits to our customers include a reduction in coolant filter cost, reduction in coolant disposal cost, reduced costs of gloves and aprons and better railcar utilization due to chip compaction. We also believe that the immediate benefits of fewer workplace injuries may also lead to reduced insurance costs for customers.

AMERICAN PRODUCTION MACHINING, LLC

         With the LACC process proven and ready for market we expect to acquire an existing Tier One approved company to the automobile industry that has substantial revenues and an existing relationship with a major automaker. We believe that APM is an ideal target acquisition. Part of our interest in APM stems from our belief that we will be able to process certain existing orders handled by APM with our LACC process. On April 23, 2003, we executed a letter of intent with APM to acquire certain assets of APM subject to the execution of a definitive agreement with APM.

         On May 15, 2003 three creditors forced APM into Chapter 7 bankruptcy. On May 29, 2003, the Chapter 7 action was converted to a Chapter 11 reorganization proceeding under the United States Bankruptcy Code, case no. 03-53930 pending in the United States Bankruptcy Court for the Southeastern District of Michigan.

         On October 16, 2003, we executed a definitive Asset Purchase Agreement with APM to acquire certain assets listed therein in consideration of the payment of cash and the assumption of $1,900,000 in liabilities owed by APM to Comerica Bank.


         As of the date hereof, we have paid $20,000 to APM.


         The closing date for the transaction described herein was November 15, 2003. This was extended to January 24, 2004.

         The Asset Purchase Agreement expired on January 24, 2004. We were unable to obtain the necessary financing to conclude the transaction at that time. We are now in a position to finance the acquisition. We are preparing documents to submit our offer to the Bankruptcy Court overseeing the APM bankruptcy case. We except that there will be competing offers. We believe that our proposal is one that addresses the interest of both the APM secured and unsecured creditors. There can be no assurances however, that the Company will be the successful bidder for the assets of APM.


         Further, any agreement we enter into with respect to the APM assets is subject to the entry of an order of sale by the United States Bankruptcy Court.


CURRENT PRODUCTS AND SERVICES

         Our patented laser assisted chip control process is readily applicable to any metal component that requires precision finishing. We believe that our process will provide significant value to our customers by decreasing the costs and increasing the efficiency of their operations. We are targeting our service to businesses in the following markets:

         * Automobiles
         * Oil Production and Refining
         * Aerospace
         * Off-Road Construction
         * Farm Implements Manufacturing
         * Defense Contractors

         In April 2004, we announced our intention to begin quoting the implementation of our LACC process to companies engaged in the machining of automobile parts. We completed trials in May 2004 for a Tier One supplier to the automobile industry. Despite what we believed to be genuine interest in our process and indications that we could begin to implement our process, we have yet to be formally engaged. We have also had other opportunities to run trials for the application of our pre-machining LACC process on a transmission planetary carrier at the Form Motor plant in Sharonville, Ohio. Other than the trial run, we have not been engaged by Ford Motor to provide further services. Other efforts to generate revenue from the implementation of our LACC process have not been successful.


SALES & MARKETING

         We intend to transition from being a company focusing almost solely on product development and testing, to focusing on sales and marketing. We expect to sell a service and a product. The service will be the manufacturing of a finished product using equipment with the LACC technology. We further anticipate that customers will purchase equipment using LACC technology from one of our strategic alliances and also pay AmeriChip a royalty for use of the LACC technology. Initially we will focus on customers in the automobile industry.

         Management has identified what is believed to be large markets that remain underserved but would be logical, potentially strong candidates given an appropriate product and service offering at the right price. Just for automotive products, management has identified particular market segments that would be likely to benefit from our LACC technology: axle shafts, axle tubes, torque converters, spindles, pinions, input/output shafts, side gears and connecting rods.


         The research and development that we have conducted has been for several machining markets that have cross-over similarities in their requirements. Our primary target market is the automotive parts manufacturing market. Other markets we have identified for the LACC process are the aircraft parts manufacturing, oil patch industry on threading, marine parts manufacturing, heavy equipment manufacturers, heating and cooling parts manufacturing, off road and recreational vehicle parts manufacturing and small engine manufacturing. In the year ended November 30, 2004 we spent less than 2% of our budget on research and development expenses. We believe we have completed the primary research and development expenses and expect our expenditures to be focused on patent enhancement research.


INSURANCE

         We do not maintain any insurance but are securing quotes from various insurance underwriters to select the best plan for the Company. Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us which could cause us to cease operations.

GOVERNMENT REGULATIONS


         In addition to regulations applicable to businesses in general, our plant operations will be subject to other regulations that are common in industrial manufacturing. We do not believe however, that any governmental approval is needed for the sale of our products and services.


COMPETITION

         We compete with other parts machining companies. We have not generated any revenues from our operations and are a minuscule participant in the parts manufacturing business.

INTELLECTUAL PROPERTY

         We rely on our patents to protect our technology. We also have unpatented proprietary technology. We rely on nondisclosure and other contractual provisions to protect our proprietary technology. Currently, we have two patents granted and we intend to file other patent applications for enhancements to the existing patents. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, consultants, distributors and partners and limit the dissemination and access to our technical documentation and other proprietary information. There is no assurance our patents will provide us with adequate protection. If a third party infringes on our patents, we do not have adequate funds available for protracted litigation and consequently may not be able to enforce our rights under applicable patent laws.


         As of March 18, 2005, we had filed a total of two patent applications with the U.S. Patent and Trademark Office (PTO) covering our technology, both of which have been approved and expire in 2013. The approved patents are as follows:


         1.    "UNITED   STATES  PATENT   RUTKOWSKI"   with  PTO  Patent  Number
               5,200,593, issued April 6, 1993.

         2.    "UNITED   STATES  PATENT   RUTKOWSKI"   with  PTO  Patent  Number
               5,384,446, issued January 24, 1995.

EMPLOYEES


         As of March 18, 2005, we employ three full-time employees and two full-time consultants. We have no collective bargaining agreements with our employees.


PROPERTY

         Our principal executive offices are located at 9282 General Drive, Plymouth, Michigan. We share space with our wholly-owned subsidiary, AmeriChip Tool and Abrasives, LLC, and do not pay any rent. Our intention, should we be successful in closing on the acquisition of APM, is to re-locate to their existing facility at 32100 Groesbeck Highway, Fraser, Michigan 48026 and to establish a corporate head office there. As part of our proposal we have re-negotiated the lease for the 90,000 square feet AP< facility and will be paying rent of $30,000 per month. That lease expires on March 2009.

         We have also established a Canadian wholly-owned subsidiary, AmeriChip Canada Inc., located in Newmarket, Ontario, in order to facilitate the transaction of business with Canadian suppliers and customers.

                                   MANAGEMENT


         Our directors and executive officers and their ages as of March 18, 2005 are as follows:


         NAME               AGE   POSITION
         ----------------   ---   -------------------------------------------
         Marc Walther       49    Chief Executive Officer and Director
         Edward Rutkowski   40    Vice President Research and Development and
                                  Director
         Russ Weldon        74    Director

         The following is a brief description of the background of our directors and executive officers.

BACKGROUND INFORMATION


         MARC WALTHER. Mr. Walther is our Chief Executive Officer and a Director. Mr. Walther works for the Company on a full-time basis. Since May 2003, Mr. Walther has served our Company in several capacities, most recently as its Chief Executive Officer and a director. Prior to joining our Company, Mr. Walther was an original founder in Americhip Ventures, Inc. and AmeriChip, Inc. In 2001, Mr. Walther purchased Canadian Grinding Wheel Company and the Wright Abrasive Company located in Hamilton Ontario Canada. Mr. Walther is still affiliated with that company, which he acquired in 1987. Since 1999 Mr. Walther has also been the owner and President of National Abrasive Systems Company (NASCO) a manufacturer and distributor of various abrasive products throughout the north eastern United States. Mr. Walther is still affiliated with that company, which he acquired in 1999.

         EDWARD RUTKOWSKI. Mr. Rutkowski is currently our Vice President of Research and Development and a member of our Board of Directors and has been serving in those capacities since May 2003. Prior to joining the Company, Mr. Rutkowski founded Americhip, Inc. and Americhip Ventures in January 2001. Between 1993 and January 2001, Mr. Rutkowski had been employed in various capacities involving product engineering, technical support, distribution and marketing of products within the automotive industry, most recently as a distribution account specialist for Komet of America and prior to working with Komet, Mr. Rutkowski worked as a Supplier Product Engineer for EWIE Company of Romeo, MI. In 1993, Mr. Rutkowski developed and was issued the patent for the AmeriChip laser chip control process which is currently held by Americhip.

         RUSS WELDON. Mr. Weldon is a member of our Board of Directors and has been serving in that capacity since July, 2004. Mr. Weldon has spent over 40 years in the automotive industry in a career that has spanned all aspects of the industry. Mr. Weldon currently provides consulting services to companies engaged in all areas of the Company's target markets. Mr. Weldon has also worked as a consultant, from time to time, during the past five years, primarily as a commissioned salesman for Distel Tools and Machining of Detroit, Michigan. Prior to earning a mechanical engineering degree at the University of Washington, Mr. Weldon apprenticed as a tool and die maker. Mr. Weldon's professional experiences have included work with companies including Distel Tools and Machining, Detroit, MI; ITT, Higgby, Detroit, MI; Allied Products of Chicago, IL and Saturn, Springhill, TN.



BOARD COMPOSITION

         Our board of directors currently consists of three members. Our board of directors serve one-year terms and are eligible for re-election at the annual meeting of our stockholders.

BOARD COMMITTEES

         Our board of directors has an audit committee consisting of two people, Russ Weldon, our independent director and Mr. Peter Wanner, a certified chartered accountant.

AUDIT COMMITTEE

         Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent auditors' qualifications, independence and performance; determines the engagement of the independent auditors; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the AmeriChip engagement team as required by law; reviews our financial statements; reviews our critical accounting policies and estimates; oversees our internal audit function; annually reviews the audit committee charter and the committee's performance; reviews and approves the scope of the annual audit and the audit fee; and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements. The current members of our audit committee are Messrs. Russ Weldon and Mr. Peter Wanner, a certified chartered accountant. Our board of directors has determined that all members of our audit committee meet the applicable tests for independence and the requirements for financial literacy under applicable rules and regulations of the SEC. Our board has determined that Mr. Wanner is an audit committee financial expert, as defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

         Our board of directors has approved an audit committee charter that meets the applicable standards of the SEC.

COMPENSATION OF DIRECTORS

         We have no standard arrangement pursuant to which our Directors are compensated for services provided as a Director.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended November 30, 2003, 2002 and 2001, paid to our most highly compensated executive officers.

                                                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                                          --------------------------------    -------------------------------------------------
                                                                                AWARDS
                                                                              ----------
                                                                              RESTRICTED       SECURITIES
                                                                                 STOCK         UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR       SALARY        BONUS       AWARD(S)         OPTIONS         COMPENSATION
--------------------------------------    ----      ---------     --------    ----------      -------------     ------------
David Howard(1)                           2004      $       0           --            --                 --               --
Former Chairman of the Board of           2003      $       0           --            --                 --               --
Directors and former Officer              2002      $       0           --            --                 --               --

Marc Walther                              2004      $       0           --            --                 --               --
Chief Executive Officer, President and    2003      $       0           --            --                 --               --
member of the Board of Directors          2002      $       0           --            --                 --               --

Ed Rutkowski                              2004      $  52,400           --            --                 --               --
Director,  Vice  President of Research    2003      $       0           --            --                 --               --
  and

Development, Chief Operating Officer      2002      $       0           --            --                 --               --


----------
(1) David Howard retired and was replaced as a director by Russ Weldon on July 19, 2004.


           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

         The Company has not issued any stock options to any of the executive officers listed in the Summary Compensation Table above.

EMPLOYMENT AGREEMENTS


         Although Mr. Walther has been working for us as an executive officer since May 2003, most recently as our Chief Executive Officer, he is not working under the terms of any Employment Agreement. Mr. Walther is not compensated for the services he provides to us.


         On October 22, 2003, the Board of Directors approved the AmeriChip International Inc. 2003 Nonqualified Stock Option Plan under which employees, officers, directors and consultants are eligible to receive grants of stock options. AmeriChip has reserved a total of 20,000,000 shares of common stock under the 2003 Nonqualified Stock Option Plan. It is presently administered by the Board of Directors. Subject to the provisions of the 2003 Nonqualified Stock Option Plan, the Board of Directors has full and final authority to select the individuals to whom options will be granted, to grant the options and to determine the terms and conditions and the number of shares issued pursuant thereto.

CHANGE IN CONTROL

         There are no arrangements which would result in payments to any officers or directors in the event of a change-in-control of AmeriChip.

INDEMNIFICATION

         Our Articles of Incorporation and Bylaws provide that we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                LEGAL PROCEEDINGS

We are not subject to any material legal proceedings.

                             PRINCIPAL SHAREHOLDERS

BENEFICIAL OWNERS


         As of March 18, 2005, other than the directors and executive officers identified in the table under "Directors and Executive Officers" section below, no person owned beneficially more than five percent (5%) of our common stock.


DIRECTORS AND EXECUTIVE OFFICERS


         The following table shows the amount of our capital stock beneficially owned by our directors, the executive officers named in the Summary Compensation Table above and by all directors and executive officers as a group as of March 18, 2005. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. As of March 18, 2005, we had 142,437,960 shares of common stock outstanding.

                                                       SHARES
                                       TITLE OF     BENEFICIALLY     PERCENT
NAME AND ADDRESS                         CLASS       OWNED (1)     OF CLASS(1)
-----------------------------------   ------------  ------------   -----------
David Howard(2)
9282 General Drive
Plymouth, MI 48170                    Common          20,000,000          14.0%

Marc Walther
9282 General Drive
Plymouth, MI 48170                    Common          20,000,000          14.0%

Edward Rutkowski
9282 General Drive
Plymouth, MI 48170                    Common          20,000,000          14.0%

Russ Weldon(2)
9282 General Drive
Plymouth, MC 48170                    Common             250,000             *

Officers and Directors as a Group
(4 Persons)                           Common          60,250,000          42.3%


----------
*        Less than 1%.


(1) Applicable percentage of ownership is based on 142,437,960 shares of common stock outstanding as of March 18, 2005, together with applicable options for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within sixty days of March 18, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


(2) David Howard retired and was replaced as a director by Russ Weldon on July 19, 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On August 3, 2004, our wholly-owned subsidiary, AmeriChip Tool and Abrasives, LLC announced its purchase of the NASCO brand of abrasive products. Our President and Chief Executive Officer, Marc Walther, was also the President of NASCO at the time of the acquisition. Mr. Walther abstained from voting on the acquisition during our Board's deliberations. The purchase price was $250,000 through the issuance of a subordinated promissory note made by us to the shareholders of NASCO.

         On March 22, 2003 the terms of the Agreement and Plan of Reorganization dated February 27, 2003, were consummated pursuant to which we, AVI and AVI shareholders agreed to effect a reorganization under Section 368 (a) (1) (B) of the Internal Revenue Code of 1986, as amended. Pursuant to the Agreement and Plan of Reorganization, we acquired all of the issued and outstanding shares of AVI's common stock with the result that AVI is now our wholly owned subsidiary corporation. In exchange, for the shares of AVI, we issued 60 million shares common stock to David Howard, the former Chairman of the Board of Directors, Marc Walther, our President and Chief Executive Officer, and Ed Rutkowski, one of our directors. Each of the foregoing individuals received 20 million shares of common stock and were the sole shareholders of AVI.


         Prior to the closing of the merger with Southborrough Ventures, AVI had entered into a patent licensing agreement with AmeriChip Inc., which granted AVI a nonexclusive license to make, us and sell products covered by the patent on the LACC technology. Ed Rutkowski, the inventor of the patent, and one of our directors, had transferred the patent to AmeriChip Inc. in exchange for a one-third ownership interest in the entity. Mr. Howard and Mr. Walther each also owned one third of the outstanding shares of AmeriChip Inc. The agreement between AVI and Messrs. Howard, Rutkowski and Walther obligates us to pay the following:


         Messrs Howard, Walther and Rutkowski, each shall receive US $1 million payable at the rate of $10,000 on or before the first day of each calendar month beginning September 1, 2003 with interest accruing on any unpaid balance at the greater of (i) five percent (5%) and (ii) the prime rate plus 1% as reported in the Wall Street Journal on the first business day following each July and January 1, of each year until paid in full. The company may repay any or all of this amount without penalty. Messrs Howard, Walther and Rutkowski have agreed to a suspension in payments until we begin generating revenues from operations; however, the amounts owed will continue to accrue.


         The Company has a related party payable for advances from shareholders totaling $166,407 and $89,338 as of November 30, 2004 and 2003, respectively. These advances are un-collateralized, non-interest bearing and are payable upon demand. These advances were made by the Company's executive officers and directors.

         Mr. Walther is the President of National Abrasives System, Co. He is also the President, CEO and a director of our Company. In the transaction with National Abrasives System, Co., Mr. Walther received a note from the Company for $250,000. During the Company's Board of Directors meeting held to approve the purchase of National Abrasives System, Co., Mr. Walther abstained from voting.

         In January 2003, the Company entered into a cancelable licensing agreement for patented technology (see Note 9) with three shareholders which required aggregate payments of $1,000,000 to each of the three shareholders, payable in monthly installments of $10,000 to each shareholder. Interest on the unpaid principal is accrued at prime plus 1% or 5%, whichever is greater. The Company is currently in default under the agreement, due to non-fulfillment of the insurance clause provision of the contract. The Company is seeking to obtain insurance to satisfy this provision. The accrued principal due the shareholders at November 30, 2004 was $660,000 and is included in the related party payable. The accrued interest on the principal is $275,000 and is included in the accrued interest. During the year ended November 30, 2004, the Company paid interest due to two shareholders in the amount of $20,500. The Company recognized monthly expenses totaling $360,000 under the licensing agreement as license expense. The three shareholders have agreed to a suspension of payments until the Company begins generating revenues from operations. The amounts owed will continue to accrue monthly.


         We believe that each of the above referenced transactions was made on terms no less favorable to us than could have been obtained from an unaffiliated third party. Furthermore, any future transactions or loans between us and our officers, directors, principal stockholders or affiliates, and any forgiveness of such loans, will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of our directors.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ACHI."

         The following table sets forth the average high and low bid prices for the common stock for each calendar quarter since January 10, 2003, as reported by the National Quotation Bureau, and represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. Our shares began trading on January 10, 2003.

                                                     BID PRICE PER SHARE
                                                     -------------------
                                                       HIGH        LOW
                                                     --------    -------
         2003
         QUARTER ENDED

         February 28, 2003                           $   3.45    $   2.75
         May 31, 2003                                $   2.15    $   1.60
         August 31, 2003                             $   2.00    $   0.14
         November 30, 2003                           $   0.47    $   0.07


         2004
         February 29, 2004                           $   0.19    $   0.12
         May 31, 2004                                $   0.17    $   0.05
         August 31, 2004                             $   0.11    $   0.04
         November 30, 2004                           $   0.07    $   0.02

         2005
         February 28, 2005                           $   0.15    $   0.03
----------

         As of March 16 , 2005, we believe there were approximately 40 holders of record of our common stock.


         We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

COMMON STOCK


         On May 7, 2004, we amended our Articles of Incorporation and now are authorized to issue up to 500,000,000 shares of common stock, with a par value of $0.001 per share, of which 142,437,960 shares are issued and outstanding as of March 18, 2005.


         Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights.


         We do not currently anticipate paying any dividends on our common stock. In the event of a liquidation, dissolution or winding up of AmeriChip, the holders of shares of common stock are entitled to share pro-rata all assets remaining after payment in full of all liabilities, subject however, to any rights of the shareholders of preferred shares issued and outstanding at the time of such liquidation, dissolution or winding up of AmeriChip (see preferred stock below). Holders of common stock have no preemptive rights to purchase AmeriChip's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.


OPTIONS AND WARRANTS


         As of March 18, 2005 we have 20,000,000 shares of common stock reserved for issuance under our 2003 Non Qualified Stock Option Plan, all of which have been issued.

         Our bylaws contain provisions that could discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

         - limit the ability of our stockholders to call special meetings of stockholders;

         - prohibit stockholder action by written consent unless unanimous, which requires all stockholder actions to be taken at a meeting of stockholders;

         - provide that our board of directors is expressly authorized to make, alter or repeal the bylaws; and

         -     establish   advance  notice   requirements  for  nominations  for
               election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.


         TRANSFER AGENT AND REGISTRAR. Pacific Stock Transfer Company is the transfer agent and registrar for our common stock. Its address is 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

                          CHANGES IN AND DISAGREEMENTS
             WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On February 10, 2004, our board of directors approved a decision to change our auditors. On the same date, our accounting firm, Morgan & Company was dismissed by us as our independent auditors. During the last two fiscal years and subsequent interim period, there were no disagreements on matters of accounting principles and practices, financial disclosure, or auditing scope of procedure between us and Morgan & Company. Morgan & Company was dismissed because we determined that it was in our best interest to have a United States independent auditor.

         The report of Morgan & Company on our financial statements covered the period from inception on October 17, 2000 through November 30, 2002, did not contain an adverse, qualified or disclaimer of opinion. However, the report did contain an explanatory paragraph wherein Morgan & Company expressed substantial doubt about our ability to continue as a going concern.

         We requested Morgan & Company furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made by us. We delivered a copy of our Form 8-K to Morgan & Company on February 17, 2004, via email. On February 17, 2004, Morgan & Company replied and their letter agreeing with the statements contained herein. The letter is filed as Exhibit 16.1 to our Form 8-K filed with the SEC on February 17, 2003.

         At our board meeting on February 10, 2004, our board of directors approved the decision to engage Williams & Webster, P.S., as our independent auditors for our fiscal year ending November 30, 2003. Williams & Webster, P.S. accepted such appointment on February 25, 2004.

         Williams & Webster, P.S. reaudited our financial statements for the year ending November 30, 2002 which resulted in changes to our financial statements.

                                     EXPERTS


         The financial statements for each of the years ended November 30, 2004 and 2003 have been included in this Prospectus in reliance on the report of Williams & Webster, P.S., independent accountants, given on the authority of said firm as experts in auditing and accounting. Each of the reports contains an explanatory paragraph relating to AmeriChip's ability to continue as a going concern.


                                  LEGAL MATTERS

         Schiff Hardin LLP, Washington, D.C., will pass upon the validity of the shares of our common stock.

                             AVAILABLE INFORMATION

         For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

         Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                          AMERICHIP INTERNATIONAL INC.
                              FINANCIAL STATEMENTS
                                      INDEX


Independent Auditor's Report                                                F-1

Consolidated Balance Sheets as of November 30, 2004 and November 30, 2003   F-2

Consolidated Statements of Operations for the Years Ended
   November 30, 2004 and November 30, 2003                                  F-3

Statements of Stockholders' Equity                                          F-4

Consolidated Statements of Cash Flows for the Years Ended
  November 30, 2004 and November 30, 2003                                   F-5

Notes to Financial Statements                                               F-6

The Board of Directors
AmeriChip International Inc.


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We have audited the accompanying consolidated balance sheets of AmeriChip International Inc. (a Nevada corporation formerly known as Southborrough Ventures, Inc.) as of November 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmeriChip International Inc. as of November 30, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has sustained substantial operating losses in recent years, has limited cash resources and negative working capital. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Note 11 to the financial statements, an error resulted in an understatement of reported accrued interest payable as of November 30, 2003. This was discovered by management of the Company during the current year. Accordingly, the 2003 financial statements have been restated to correct this error.



    Williams & Webster, P.S.
    Certified Public Accountants
    Spokane, Washington
    March 10, 2005

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                               November 30,    November 30,
                                                                  2004            2003
                                                                               (restated)
                                                             -------------    -------------
ASSETS

    CURRENT ASSETS
      Cash                                                   $     180,690    $          --
      Accounts receivable                                           32,446               --
      Prepaid expenses                                               5,745               --
      Inventory                                                    230,000               --
                                                             -------------    -------------
        Total Current Assets                                       448,881               --
                                                             -------------    -------------

    PROPERTY AND EQUIPMENT
      Furniture and fixtures                                        10,439               --
      Machinery and equipment                                       14,000               --
      Accumulated depreciation                                      (1,616)
                                                             -------------    -------------
        Total Property and Equipment                                22,823               --
                                                             -------------    -------------

    OTHER ASSETS
      Intangible assets                                              6,750               --
      Deposits                                                     103,200               --
      Technology rights and patents, net of amortization            24,716           28,923
                                                             -------------    -------------
        Total Other Assets                                         134,666           28,923
                                                             -------------    -------------

      TOTAL ASSETS                                           $     606,370    $      28,923
                                                             =============    =============

LIABILITES & STOCKHOLDERS' EQUITY (DEFICIT)

    CURRENT LIABILITIES
      Accounts payable and accrued expenses                  $     149,102    $     586,415
      Related party payable                                        826,407          389,338
      Related party note payable - current portion                  23,940               --
      Convertible debenture, net of discounts                      282,568               --
      Accrued interest - related party                             277,188          125,000
                                                             -------------    -------------
        Total Current Liabilities                                1,559,205        1,100,753
                                                             -------------    -------------
    LONG-TERM LIABILITIES
      Related party notes payable                                  226,060               --
                                                             -------------    -------------
        Total Long-term Liabilities                                226,060               --
                                                             -------------    -------------
    COMMITMENTS AND CONTINGENCIES                                       --               --
                                                             -------------    -------------
    MINORITY INTEREST IN SUBSIDIARY                                  3,413            3,413
                                                             -------------    -------------
    STOCKHOLDERS' EQUITY (DEFICIT)
      Common stock, 500,000,000 shares authorized,
        $.001 par value; 128,757,225 and 85,370,000 shares
        issued and outstanding, respectively                       128,757           85,370
      Additional paid-in capital                                 3,546,758          777,650
      Warrants                                                     359,600           54,000
      Discount on common stock                                          --          (46,365)
      Accumulated deficit                                       (5,217,423)      (1,945,898)
                                                             -------------    -------------
        Total Stockholders' Equity (Deficit)                    (1,182,308)      (1,075,243)
                                                             -------------    -------------
      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY (DEFICIT)                       $     606,370    $      28,923
                                                             =============    =============

   The accompanying notes are an integral part of these financial statements.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                   Year Ended
                                                -------------     -------------
                                                 November 30,      November 30,
                                                     2004             2003
                                                                   (restated)
                                                -------------     -------------
REVENUES                                        $      37,964     $          --

COST OF SALES                                          14,214
                                                -------------     -------------

NET SALES                                              23,750                --
                                                -------------     -------------

EXPENSES
      Administrative services                         269,980                --
      Legal and accounting                            263,452            49,748
      Depreciation and amortization                     8,073             4,507
      Consulting services                           2,099,315         1,283,667
      License expense                                 360,000           300,000
      Website expense                                      --            90,000
      Office expense                                   29,412            72,967
                                                -------------     -------------
           TOTAL OPERATING EXPENSES                 3,030,232         1,800,889
                                                -------------     -------------

LOSS FROM OPERATIONS                               (3,006,482)       (1,800,889)

OTHER INCOME (EXPENSE)
      Forgiveness of debt                               7,588                --
      Interest and financing expense                 (272,631)         (125,000)
                                                -------------     -------------
           TOTAL OTHER INCOME (EXPENSE)              (265,043)         (125,000)
                                                -------------     -------------

LOSS BEFORE TAXES                                  (3,271,525)       (1,925,889)

INCOME TAXES                                               --                --
                                                -------------     -------------

NET LOSS                                        $  (3,271,525)    $  (1,925,889)
                                                =============     =============

      BASIC AND DILUTED NET LOSS
            PER COMMON SHARE                    $       (0.03)    $       (0.03)
                                                =============     =============

      BASIC AND DILUTED
      WEIGHTED AVERAGE NUMBER OF
      COMMON STOCK SHARES OUTSTANDING             104,710,769        75,460,833
                                                =============     =============

   The accompanying notes are an integral part of these financial statements.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------


                                                                        Common Stock                  Additional    Discount on
                                                           --------------------------------------      Paid-in        Common
                                                             Shares        Amount       Capital        Warrants       Stock
                                                           -----------   -----------   -----------    -----------   -----------

Balance, December 1, 2002                                   60,000,000   $    60,000   $        --    $        --   $   (26,345)

Recapitalization of company via
    reverse merger with Southborrough
    Ventures, Inc.                                          20,020,000        20,020            --             --       (20,020)

Common stock issued for consulting services
    at an average of $0.16 per share                         5,350,000         5,350       777,650             --            --

Warrants issued for consulting services
    at $0.18 per share                                              --            --            --         54,000            --

Net loss for the year ended November 30, 2003 (restated)            --            --            --             --            --
                                                           -----------   -----------   -----------    -----------   -----------

Balance, November 30, 2003 (restated)                       85,370,000        85,370       777,650         54,000       (46,365)

Common stock issued for consulting services
    and payables at an average of $0.14 per share            6,900,000         6,900       981,100             --            --

Common stock issued in private placement
    for cash at $0.05 per share                              2,900,000         2,900       142,100             --            --

Common stock issued for debt offering costs
    for convertible debt at $0.067 per share                 3,134,329         3,134       203,866             --            --

Common stock and warrants issued for
    services at an average of $0.08 per share                6,165,500         6,166       298,369        148,050            --

Common stock and warrants issued for
    consulting services at an average
    of $0.07 per share                                      14,834,285        14,834       879,616        147,050            --

Common stock issued for non-competition
    agreement at an average of $0.06 per share                 150,000           150         8,850             --            --

Common stock issued for services
    at an average of $0.07 per share                           250,000           250        17,250             --            --

Common stock issued for debt and interest
     expense at an average of $0.033 per share               9,053,141         9,053       284,322             --            --

Warrants issued for consulting services                             --            --            --         10,500            --

Adjustment to discount approved by directors                        --            --       (46,365)            --        46,365

Net loss for the year ended
    November 30, 2004                                               --            --            --             --            --
                                                           -----------   -----------   -----------    -----------   -----------
Balance, November 30, 2004                                 128,757,255   $   128,757   $ 3,546,758    $   359,600   $        --
                                                           ===========   ===========   ===========    ===========   ===========


                                                                        Total
                                                         Accumulated  Stockholders'
                                                          Deficit    Equity (Deficit)
                                                         -----------    -----------

Balance, December 1, 2002                                $   (20,009)   $    13,646

Recapitalization of company via
    reverse merger with Southborrough
    Ventures, Inc.                                                --             --

Common stock issued for consulting services
    at an average of $0.16 per share                              --        783,000

Warrants issued for consulting services
    at $0.18 per share                                            --         54,000

Net loss for the year ended November 30, 2003 (restated)  (1,925,889)    (1,925,889)
                                                         -----------    -----------

Balance, November 30, 2003 (restated)                     (1,945,898)    (1,075,243)

Common stock issued for consulting services
    and payables at an average of $0.14 per share                 --        988,000

Common stock issued in private placement
    for cash at $0.05 per share                                   --        145,000

Common stock issued for debt offering costs
    for convertible debt at $0.067 per share                      --        207,000

Common stock and warrants issued for
    services at an average of $0.08 per share                     --        452,585

Common stock and warrants issued for
    consulting services at an average
    of $0.07 per share                                            --      1,041,500

Common stock issued for non-competition
    agreement at an average of $0.06 per share                    --          9,000

Common stock issued for services
    at an average of $0.07 per share                              --         17,500

Common stock issued for debt and interest
     expense at an average of $0.033 per share                    --        293,375

Warrants issued for consulting services                           --         10,500

Adjustment to discount approved by directors                      --             --

Net loss for the year ended
    November 30, 2004                                     (3,271,525)    (3,271,525)
                                                         -----------    -----------
Balance, November 30, 2004                               $(5,217,423)   $(1,182,308)
                                                         ===========    ===========

   The accompanying notes are an integral part of these financial statements.

AMERICHIP INTERNATIONAL INC.
(Formerly Southborrough Ventures, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                   Year Ended
                                                          ----------------------------
                                                           November 30,    November 30,
                                                              2004            2003
                                                                           (restated)
                                                          ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                              $ (3,271,525)   $ (1,925,889)

    Depreciation and amortization                                8,073           4,507
    Amortization of discount on convertible debt               102,068              --
    Adjustments to reconcile net loss
      to net cash used by operating activities:
      Common stock issued for consulting and services        1,668,318         693,000
      Common stock issued for website                               --          90,000
      Common stock issued for director services                 17,500              --
      Common stock issued for interest expense                  18,375              --
      Warrants issued for services                             305,600          54,000
      Increase in accounts receivable                          (32,446)             --
      Increase in prepaids                                      (5,745)             --
      Increase in accounts payable and accrued expenses         81,354         575,888
      Increase in related party payables                       437,069         383,494
      Increase in accrued interest                             152,188         125,000
                                                          ------------    ------------
    Net cash used in operating activities                     (519,171)      1,925,889
                                                          ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                          (4,439)             --
    Deposits                                                  (103,200)             --
                                                          ------------    ------------
    Net cash used in investing activities                     (107,639)             --
                                                          ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds from convertible debt and notes               662,500              --
    Common stock issued for cash in private placement          145,000              --
                                                          ------------    ------------
    Net cash provided by financing activities                  807,500              --
                                                          ------------    ------------

Net increase in cash                                           180,690       1,925,889

Cash, beginning of period                                           --              --
                                                          ------------    ------------

Cash, end of period                                       $    180,690    $  1,925,889
                                                          ============    ============

SUPPLEMENTAL CASH FLOW DISCLOSURES:
      Interest paid                                       $         --    $         --
                                                          ============    ============
      Income tax paid                                     $         --    $         --
                                                          ============    ============

NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Stock issued for services and website                 $  1,668,318    $    783,000
    Stock issued for intangible asset                     $      9,000    $         --
    Stock issued for debt offering costs                  $    207,000    $         --
    Stock issued for interest expense                     $     18,375    $         --
    Stock issued for repayment of convertible debt        $    275,000    $         --
    Stock issued for director services                    $     17,500    $         --
    Warrants issued for services                          $    305,600    $     54,000
    Note payable for inventory and equipment              $    250,000    $         --

   The accompanying notes are an integral part of these financial statements.

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

AmeriChip International Inc. (hereinafter "AmeriChip" or "the Company") was incorporated in the state of Nevada on October 17, 2000 as Southborrough Technology Corporation for the purpose of mineral exploration. On March 9, 2001, the corporate name was changed to Southborrough Ventures, Inc. Although the Company obtained an option to acquire a 100% interest in a mineral claim located in the Slocan Mining District Province of British Columbia, Canada, the Company allowed the option on that claim to expire on or about June 30, 2003. The Company changed its name to AmeriChip International Inc. on December 1, 2003.

AmeriChip's initial business objective was to conduct mineral exploration activities on the aforementioned mineral claim in order to assess whether the claim possessed commercially exploitable reserves of silver, lead or zinc. The Company was unable to identify any commercially exploitable reserves.

On February 27, 2003, AmeriChip's board of directors approved the termination of the Company's exploration activity and also approved the acquisition of AmeriChip Ventures, Inc., a wholly owned subsidiary. AmeriChip, Inc., an 80% owned subsidiary of AmeriChip Ventures, Inc., holds the patents for the Laser Assisted Chip Control ("LACC") technology. The Company is currently engaged in the development of its patented technology for use in manufacturing.

On March 22, 2003, the Company acquired all of the outstanding common stock of AmeriChip Ventures, Inc., which is an 80% owner of the stock of AmeriChip, Inc., an operating company. For accounting purposes the acquisition has been treated as a recapitalization of AmeriChip, Inc. with AmeriChip International Inc. as the acquirer in a reverse acquisition. The historical financial statements prior to March 22, 2003 are those of AmeriChip, Inc., the operating company.

On November 12, 2003, the Company established HRW, LLC, a fully owned subsidiary of AmeriChip International, Inc. The name of this entity was subsequently changed to AmeriChip Tool and Abrasives, LLC (hereinafter "ATA"). ATA's primary focus will be to establish an extensive resource for cost saving services and the sale of machining products. ATA has secured office space and established headquarters in Plymouth, Michigan. On August 21, 2004, AmeriChip International, Inc., through ATA, entered into an agreement to acquire certain assets of National Abrasive Systems, Co. (hereinafter "NASCO"), a Michigan corporation. NASCO is considered to be a related entity because its president is also the president of AmeriChip International, Inc. This transaction is more fully described in Note 8.

On September 10, 2004, the Company established AmeriChip International Holdings, LLC, a wholly owned subsidiary of AmeriChip International, Inc. This entity was created in order to acquire American Production and Machining, LLC, an unrelated entity, out of bankruptcy. This transaction has not occurred as of the date of this report. Accordingly, AmeriChip International Holdings, LLC is at present a non-operating entity. (See Note 13.)

On August 9, 2004, the Company's board of directors elected to form a wholly owned subsidiary, AmeriChip Canada Inc. This entity is a Canadian charter corporation. The primary purpose of this subsidiary will be to channel Canadian based opportunities to both AmeriChip International and AmeriChip Tool and Abrasives for processing.

The Company's year end is November 30.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the U.S. and have been consistently applied in the preparation of the financial statements.

Accounting Methods
The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Recent Accounting Pronouncements
In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs-- an amendment of ARB No. 43, Chapter 4" (hereinafter "SFAS No. 151"). This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes that the adoption of this statement will have no material impact on the Company's financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67" (hereinafter "SFAS No. 152"), which amends FASB Statement No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions"(hereinafter "SOP 04-2"). This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.153, "Exchanges of Nonmonetary Assets - an Amendment of APB Opinion No. 29", (hereinafter "SFAS No. 153"). This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes that the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based

Payments" (hereinafter "SFAS No. 123 (R)"). This statement replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123 (R) establishes standards for the accounting for share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based award, share appreciation rights and employee share purchase plans. SFAS No. 123 (R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grand date ( with limited exceptions). That cost will be recognized in the entity's financial statements over the period during which the employee is required to provide services in exchange for the award. The Company was previously reporting in compliance with SFAS No. 123. Management has adopted SFAS 123 (R) and believes this statement will have no impact on its overall results of operations or financial position.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (hereinafter "SFAS No. 150"). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that there was no impact to its financial statements from the adoption of this statement.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 149"). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 has not had a material impact on the financial position or results of operations of the Company.

Accounts Receivable
The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. For the year ended November 30, 2004, the Company had estimated that no allowance for doubtful accounts was necessary, as the receivables are all expected to be collected. This assessment may change as the Company develops the appropriate history of transactions in its operating companies and a provision for doubtful accounts will be established.

Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers all highly liquid investments (or short-term debt) with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk
The Company maintains the majority of its cash in one commercial account at a major financial institution. Although the financial institution is considered creditworthy and has not experienced any losses on its deposits, at November 30, 2004, the Company's cash balance exceeded Federal Deposit Insurance Corporation
(FDIC) limits by $66,245.

Cost of Sales
Cost of sales consists of the purchase price of products sold, inbound and outbound shipping charges, packaging supplies and costs associated with service revenues and marketplace business. Cost of sales totaled $14,214 for the year ended November 30, 2004.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At November 30, 2004 and 2003, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.


Earnings Per Share
On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at November 30, 2004 and 2003, they were not included in the calculation of earnings per share because they would have been considered anti-dilutive. These common stock equivalents were primarily from convertible debt of 9,053,141 and zero, and outstanding warrants of 12,621,428 and 300,000 as of November 30, 2004 and 2003, respectively.

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial

Instruments," include trade accounts receivable and payable, accrued expenses and short-term borrowings. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at November 30, 2004 and 2003.

Inventories
Inventories, consisting of products available for sale, are recorded using the weighted average method. As of November 30, 2004, the inventory of our subsidiary AmeriChip Tool and Abrasives, LLC totaled $230,000, consisting of $223,862 of grinding and abrasive products and $6,138 of other materials.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries, after elimination of intercompany accounts and transactions. Subsidiaries of the Company are listed in Note 1.


Property and Equipment
Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

The following is a summary of property and equipment, and accumulated depreciation thereto:

                                        November 30,
                                           2004
                                      --------------
      Furniture and fixtures          $       10,439
      Plant assets                            14,000
                                      --------------
      Total assets                            24,439
      Less accumulated depreciation           (1,616)
                                      --------------
                                      $       22,823
                                      ==============

The Company recognized $1,616 in depreciation expense for the year ended November 30, 2004. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts and any resulting gain or loss is reflected in results of operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109 (hereinafter "SFAS No. 109"), "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At November 30, 2004 and 2003, the Company had net deferred tax asset of approximately $1,652,000 and $643,000, respectively, principally arising from net operating loss carryforwards for income tax purposes multiplied by an expected tax rate of 34%. As management of the Company cannot determine that it is more likely than not that the Company will realize its benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was present at November 30, 2004 and 2003.

The significant components of the deferred tax asset at November 30, 2004 and 2003 were as follows:

                                          November 30,      November 30,
                                              2004              2003
                                         --------------    --------------

Net operating loss carryforward          $    4,858,000    $    1,892,000
                                         ==============    ==============

Warrants issued:                         $      305,600    $       54,000
                                         ==============    ==============

Deferred tax asset                       $    1,652,000    $      643,000
                                         ==============    ==============
Deferred tax asset valuation allowance   $   (1,652,000)   $     (643,000)
                                         ==============    ==============

At November 30, 2004 and 2003, the Company has net operating loss carryforwards of approximately $4,858,000 and $1,892,000, respectively, which expires in the years 2021 through 2023. The Company recognized approximately $305,600 and $54,000 of losses from issuance of warrants for services in fiscal 2004 and 2003, respectively, which are not deductible for tax purposes and are not included in the above calculation of deferred tax assets. The change in the allowance account from November 30, 2003 to 2004 was $1,009,000.

The Tax Reform Act of 1986 substantially changed the rules relative to the use of net operating losses and general business credit carryforwards in the event of an "ownership change" of a corporation. The Company has issued additional shares of common stock, which may have resulted in restrictions on the future use of net operating losses and tax credit carryforwards generated before an ownership change. The effect of such change has not been determined.

Reclassification
Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company's accumulated deficit or net losses presented, other than those changes attributed to the correction of an error in the year ended November 30, 2003 as described in Note 11.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.


Website Development
An outside consultant planned and developed the Company's website and corporate branding to market the Company. The planning and development costs incurred in this project, in the amount of $90,000 for the period ended November 30, 2003, were expensed as incurred in accordance with SOP 98-1.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred material recurring losses from operations. At November 30, 2004, the Company had an accumulated deficit of $5,217,423. For the year ended November 30, 2004, the Company sustained a net loss of $3,271,525. In addition, the Company has negative working capital and very limited revenues. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue as a going concern. The Company's continuation as a going concern is contingent upon its ability to obtain additional financing and to generate revenue and cash flows to meet its obligations on a timely basis. The Company's management is currently putting sales and acquisition strategies in place which will, if successful, mitigate these factors which raise substantial doubt about the Company's ability to continue as a going concern.

NOTE 4 - STOCK OPTIONS AND WARRANTS

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

On October 22, 2003, the Company's board of directors approved the AmeriChip International Inc. 2003 Non-Qualified Incentive Stock Option Plan (hereinafter "the Plan"). The Plan initially allowed the Company to issue up to 8,000,000 shares of the Company's common stock to officers, directors, employees and consultants. On December 12, 2003, the Company's board of directors authorized an increase of 4,000,000 shares issuable in accordance with the terms of the Plan. In May 2004, the Company's board of directors authorized an increase of 8,000,000 shares issuable in accordance with the terms of the Plan. All 20,000,000 shares issuable in accordance with the Plan have been registered with the Securities and Exchange Commission on Form S-8. In the years ended November 30, 2004 and 2003, the Company issued 14,650,000 and 5,350,000 stock options, respectively, under this plan, which were immediately exercised. There are no remaining options to be issued under the Plan.

The following is a summary of stock option activity:

                                                              Number of        Weighted
                                                                Shares          Average
                                                                Under          Exercise
                                                               Options           Price
                                                             ------------    ------------
Outstanding October 22, 2003
   Granted                                                      5,350,000    $       0.15
   Exercised, forfeited or expired                             (5,350,000)          (0.15)
                                                             ------------    ------------

Outstanding, November 30, 2003
   Granted                                                     14,650,000    $       0.11
  Exercised, forfeited or expired                             (14,650,000)          (0.11)
                                                             ------------    ------------
Outstanding, November 30, 2004                                         --              --
                                                             ============    ============
Weighted  average fair value of options granted during the
  year ended November 30, 2003                               $        nil
                                                             ============

In the year ended November 30, 2004, warrants were issued to acquire 750,000 shares of common stock at an exercise price of $0.25. The Company also issued 11,871,428 warrants at an exercise price of $0.08 per share. All warrants were issued for three years and for consulting agreements valued at $148,050, $147,050 and $10,500. (See Note 7.)

In the year ended November 30, 2003, 100,000 warrants were granted at an exercise price of $0.30 per share, 100,000 warrants were granted at an exercise price of $0.40 per share and 100,000 warrants were granted at an exercise price of $0.50 per share for consulting services.

The fair value of each warrant granted in the years ended November 30, 2004 and 2003 were estimated on the grant date using the Black-Scholes Option Price Calculation. The following assumptions were made in estimating fair value: risk-free interest rate is 5%, volatility is 1.0, and expected life is 3 years.

Summarized information about stock warrants outstanding and exercisable at November 30, 2004 and 2003 are as follows:

                                Number of    Weighted Average Average exercise
                                warrants      Remaining Life        price
                             --------------   --------------   --------------
Warrants issued in 2003             300,000             2.00   $         0.40
                             ==============   ==============   ==============

Warrants issued in 2004             750,000             2.59   $         0.25
                                 11,871,428             2.50   $         0.08
                             --------------   --------------   --------------
Total warrants in 2004           12,621,428             2.50   $         0.09
                             ==============   ==============   ==============
Total unexercised warrants       12,921,428             2.50   $         0.09
                             ==============   ==============   ==============



NOTE 5 - COMMON STOCK

In May 2004, the Company's board of directors elected to increase the authorized capital of the Company from 100,000,000 shares of common stock to 500,000,000 shares of $0.001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the year ended November 30, 2004, 7,150,000 shares of common stock were issued for an average of $0.09 per share for consulting and services, 20,999,785 shares of common stock and warrants were issued for an average of $0.09 per share for consulting and services and 2,900,000 shares of common stock were issued in a private placement for $0.05 per share. The Company issued 3,134,329 shares of common stock for an average of $0.07 per share for financing agreements and 9,053,141 shares of common stock for an average of $0.03 per share for debt and related interest costs. The Company also issued 150,000 shares of common stock for $0.06 per share for non-compete agreements related to the asset purchase agreement. (See Note 8.)

In the year ended November 30, 2001, Southborrough Ventures, Inc., the registrant prior to recapitalization, issued 5,005,000 shares of common stock. In the year ended November 30, 2003, the board of directors approved a three for one forward stock dividend which increased the outstanding shares to 20,020,000 shares. All transactions from prior periods have been restated to reflect this stock split. As part of the recapitalization of AmeriChip, Inc., the restated shares previously issued by Southborrough Ventures, Inc. resulted in $20,020 being recognized as a discount on common stock.

In 2003, three shareholders acquired 900 shares of common stock of AmeriChip, Inc., of which, 720 shares were traded for all of the 225,000 shares of common stock outstanding of AmeriChip Ventures, Inc., which became a wholly owned subsidiary. This transaction created a minority interest in AmeriChip, Inc. of 20%. The aforementioned 225,000 shares were exchanged in May 2003 for 60,000,000 shares of common stock of AmeriChip International Inc. as part of the reverse merger acquisition. As the Company had no par value for its stock and had negative stockholders' equity at the date of the merger, a discount on common stock in the amount of $26,345 was recorded in the accompanying consolidated financial statements for the year ended November 30, 2003. During the year ended November 30, 2004, the board of directors elected to cancel the discount and subsequently raise additional paid-in capital.

In 2003, the Company issued 5,350,000 shares from the exercise of stock options to consultants for services valued at $783,000.

NOTE 6 - CORNELL CAPITAL PARTNERS LP FINANCING

On May 25, 2004, the Company entered into a Standby Equity Distribution Agreement and various security and debenture agreements with Cornell Capital Partners LP (hereinafter "Cornell Capital") in order to provide the Company with up to $6,300,000 of funding over approximately the next 24 months. These agreements are subject to limitation on borrowing and conversion of debt to equity. As part of its obligation under the agreements, the Company filed a registration statement on Form SB-2 to register the common stock issued to Cornell Capital and the common stock issuable in accordance with the terms of the equity distribution agreement. As of November 30, 2004, the Company has received a total of $800,000 under these agreements. The Company also issued 3,134,329 shares of common stock valued at $207,000 as the commitment fee associated with this agreement. The commitment fee was deemed to be a deferred debt offering cost and is being amortized as a financing expense over the effective period of 24 months. Amortization for the year ended November 30, 2004 was $52,500.

In May 2004, the Company received $300,000 (Loan 1) in cash upon execution of a convertible debenture in favor of Cornell Capital. Terms of the debenture agreement include a maturity date of May 25, 2007, an interest rate of 5% per annum, and a provision for the holder to convert unpaid principal and interest into Company common stock. The debenture agreement also enables the Company to redeem unpaid principal by payment of 120% of the amount redeemed and the distribution of common stock warrants to the holder. In connection with the debenture, the Company incurred loan fees and expenses of $300,000, which are being amortized as a financing expense over a period of three years. During the year ended November 30, 2004, the Company recorded $75,000 of financing expense.

In August 2004, the Company received $225,000 (Loan 2) in cash upon execution of a short-term promissory note in favor of Cornell Capital. Terms of the note included a stipulated interest rate of 12% and a provision for full repayment within sixty-two calendar days. The Company incurred related fees and expenses of $18,875, which were expensed to financing costs. During the year ended November 30, 2004, Cornell Capital converted the loan into 5,809,251 shares of common stock in payment of the aforementioned note principal and related interest of $15,780. The Company had a beneficial conversion feature of $30,750 attributed to the aforementioned debt. According to EIFT 98-5, because the debt was convertible at issuance, the debt discount was recorded as a charge to interest and was immediately expensed.

In November 2004, the Company received $275,000 (Loan 3) in cash upon execution of a short-term promissory note in favor of Cornell Capital. Terms of the note included a stipulated interest rate of 12% and a provision for full repayment within eighty-nine calendar days. The Company incurred related fees and expenses of $25,625, which are being amortized as a financing expense over the duration of the note. Amortization for the year ended November 30, 2004 was $8,193. Cornell Capital also converted 3,243,210 shares of common stock in payment of $50,000 of principal and $2,595 related interest for the aforementioned note.

The following is a summary of debt transactions with Cornell Capital during the year ended November 30, 2004:

                                      Loan 1          Loan 2          Loan 3          Total
                                   ------------    ------------    ------------    ------------
Convertible Debenture
       5% annual interest
       term:  3 years              $    300,000    $         --    $         --    $    300,000
Promissory Note
       12% annual interest
       term:  89 days                        --         225,000              --         225,000
Promissory Note
       12% annual interest
       term:  62 days                        --              --         275,000         275,000
                                   ------------    ------------    ------------    ------------

Total Notes at Face Value               300,000         225,000         275,000         800,000
       Less: principal payments
              converted by stock             --        (225,000)        (50,000)       (275,000)
       Less: Discount due to
              related financing
              costs                    (225,000)             --         (17,432)       (242,432)
                                   ------------    ------------    ------------    ------------

Total Current Debt                 $     75,000    $         --    $    207,568    $    282,568
                                   ============    ============    ============    ============

As of November 30, 2004, the Company had accrued unpaid interest on the above transactions of $2,188.

In January 2005, the Company received $250,000 (Loan 4) in cash upon execution of a short-term promissory note in favor of Cornell Capital. Terms of the note included a stipulated interest rate of 12% and a provision for full repayment within eighty-two calendar days. The Company incurred related fees and expenses of $23,750, which will be amortized as financing expense over the duration of the note and received $226,250 in cash. Cornell Capital also converted 2,873,065 shares of common stock in payment of $150,000 of principal for the aforementioned note.

The following is a summary of the outstanding debt conversion transactions under the agreements with Cornell Capital subsequent to November 30, 2004:

                                      Loan 1         Loan 3          Loan 4
                                   ------------   ------------    ------------
Value of notes at
      November 30, 2004            $     75,000   $    207,568    $         --
Promissory note
       12% annual interest
       term:  82 days                        --             --         250,000
       Add:  additional interest
           expense of the stock
           conversion                        --         27,896              --
       Less: principal payments
           converted by stock
           December 1,2004  to
           March 10, 2005                    --       (235,464)       (150,000)
                                   ------------   ------------    ------------
Balance of notes subsequent
           March 10, 2005          $     75,000   $         --    $    100,000
                                   ============   ============    ============
Interest expense related to
          stock conversion
          through March 10, 2005   $     12,500   $     22,847    $      7,854
                                   ============   ============    ============

Number of shares issued upon
       subsequent conversion of
       above notes prior to
       March 10, 2005                 2,403,846      4,961,842       2,873,065
                                   ============   ============    ============

NOTE 7 - CONTRACTS AND AGREEMENTS

CEOcast, Inc.
In November 2003, the Company executed a six-month agreement with CEOcast, Inc. (hereinafter "CEOcast") to provide consulting services for AmeriChip. CEOcast is entitled to receive $10,000 upon signing the agreement, 300,000 shares of common stock, and $10,000 per month for six months commencing on December 2003. During the year ended November 30, 2004, 100,000 shares of common stock were issued and CEOcast agreed to cancel the agreement with no penalties and also to agree to cancel the amounts owed to CEOcast by the Company

In July 2004, the Company signed a new agreement with CEOcast whereby the Company paid a retainer of $5,000 and issued 2,000,000 shares of common stock. The Company also agreed to pay $5,000 per month commencing in August 2004. During the year ended November 30, 2004, the Company paid $17,000 to CEOcast under the terms of the agreement.


RM Communications
In October 2003, the Company executed a six-month agreement with RM Communications (hereinafter "RMC"), to provide services and website development for AmeriChip. RMC is entitled to receive $2,000 per month for six months, 100,000 shares of common stock upon signing the agreement, 100,000 shares of common stock upon completion of services, and 300,000 three-year warrants, which will expire in January 22, 2007. The warrants are exercisable per the following terms: 100,000 warrants at $0.30, 100,000 warrants at $0.40, and 100,000 warrants at $0.50. The Company will also pay additional costs incurred by RMC in performance of the contract.

In April 2004, the Company executed a continuation of the aforementioned agreement for an additional year. RMC is entitled to receive $3,500 per month, 200,000 shares of common stock upon signing the agreement, and 3-year warrants exercisable at $0.25, payable in increments of 150,000 to be issued at the beginning of each quarter. During the year ended November 30, 2004, 100,000 shares of common stock, 300,000 warrants, and $9,000 in cash were paid to RMC.

Consulting Contracts
In September 2003, the Company entered into two, four-year agreements with consultants to provide administrative, shareholder inquiry and press dissemination services to AmeriChip. Each contract provides for 750,000 shares of common stock to be issued to the consultants. Common stock of 1,500,000 shares was issued in 2003 for these contracts.

In September 2003, the Company entered into a one-year agreement with a consultant to provide consulting services to AmeriChip to develop overseas markets for 1,500,000 shares of common stock. Those shares were issued in 2003.


NOTE 8 - LONG -TERM DEBT

In August 2004, the Company through its wholly owned subsidiary, AmeriChip Tool & Abrasives LLC, entered into an agreement to acquire certain assets of National Abrasive Systems, Co. (hereinafter "NASCO"), a Michigan corporation. NASCO is considered to be a related party because its president is also the president of the AmeriChip International Inc.

Assets acquired included inventory, equipment, and intangible assets. The transaction was funded by the Company's execution of a $250,000 promissory note and a UCC-1 security interest in the assets acquired. In recording the transaction, the Company assigned fair values to the equipment and inventory, and no additional value to intangible assets acquired. The purchase was recorded as follows:

      Furniture and fixtures    $  6,000
      Machinery and equipment     14,000
      Inventory                  230,000
                                --------
      Total purchase price      $250,000
                                ========
Terms of the promissory note include 3.5% interest per annum. Payment of the note includes payment of interest only of $729.17 for the first six months and monthly payments thereafter of $2,417. Payments are due on this note as follows for the next five years:

                                            2005   $   23,940
                                            2006   $   29,004
                                            2007   $   29,004
                                            2008   $   29,004
                                            2009   $   29,004

As part of the transaction, the Company also issued 150,000 shares of its common stock valued at $9,000 to two NASCO shareholders for their execution of one-year non-competition agreements in favor of the Company. These non-competition agreements are included in other assets on the balance sheet as intangible assets. The cost is being amortized on the straight-line method over the term of the arrangements. Amortization of $2,250 has been charged to expense as of November 30, 2004.

The balance of the note at November 30, 2004 was as follows:

            Related party note      $    250,000
            Less: Current portion        (23,940)
                                    ------------
            Long-term portion       $    226,060
                                    ============


NOTE 9 - TECHNOLOGY RIGHTS AND PATENTS

In the year ended November 30, 2003, the Company acquired rights to patents held by AmeriChip Ventures, Inc., a wholly owned subsidiary of AmeriChip International Inc. These patents are for a process known as Laser Assisted Chip Control technology ("LACC") which can be used in manufacturing.

Technology licenses and patents are stated at cost. Amortization is provided using the straight-line method over the remaining estimated useful lives of the assets, which is ten years.

The following is a summary of technology licenses and patents and accumulated amortization:

                                          November 30,      November 30,
                                              2004              2003
                                         --------------    --------------
      Technology licenses and patents    $       42,069    $       42,069
         Less accumulated amortization          (17,353)          (13,146)
                                         --------------    --------------
                                         $       24,716    $       28,923
                                         ==============    ==============

Amortization expense for the technology licenses and patents was $4,207 and $4,507, during the years ended November 30, 2004 and 2003, respectively.

NOTE 10 - RELATED PARTY TRANSACTIONS

The Company has a related party payable for advances from shareholders totaling $166,407 and $89,338 as of November 30, 2004 and 2003, respectively. These advances are uncollateralized, non-interest bearing and are payable upon demand.

The Company has recorded $660,000 and $300,000, respectively, for the years ended November 30, 2004 and 2003 regarding the licensing agreement with shareholders. See Note 12.

NOTE 11 - CORRECTION OF AN ERROR

The accompanying consolidated financial statements for 2003 have been restated to correct information concerning accrued interest. The effect of the restatement was to increase accrued interest by $110,000, increase interest expense by $110,000 and increase net loss by $110,000. Accumulated deficit was increased by $110,000. This correction represents the accrual of interest on the licensing agreement. See Note 11.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company entered into a standby equity distribution agreement and various security and debenture agreements with Cornell Capital. (See Note 6.) The Company agreed to reserve 81,119,403 shares of common shares under these agreements and to pursue a registration of these shares with Securities and Exchange Commission. As of November 30, 2004, 9,053,141 common shares have been distributed to Cornell Capital in accordance with these agreements and another 10,238,753 common shares prior to March 10, 2005.

Operating Lease
During the year ended November 30, 2004, the Company entered into an operating lease for a vehicle and paid a refundable security deposit of $1,200 and lease payments of $3,549. The remaining lease payments for this contract are as follows:

                              2005   $   14,196
                              2006   $   14,196
                              2007   $   14,196
                              2008   $   10,647


Rental Agreement
During the year ended November 30, 2004, the Company signed a lease agreement and made a deposit of $2,000 for the rental of office space in Plymouth, Michigan. The lease term is for five years and payments of $2,000 per month on a gradually increasing scale. The remaining lease payments for this contract are as follows:

                              2005   $     18,000
                              2006   $     24,300
                              2007   $     25,500
                              2008   $     26,700
                              2009   $     27,900

Pending Purchase Agreement
During the year ended November 30, 2004, the Company placed a deposit of $50,000 on the purchase of a robotic arm that works in tandem with the Company's laser technology. This purchase will allow the Company to implement the patented LACC process. The Company has a balance on the purchase of $179,845.

GSI Lumonics
GSI Lumonics is a leading provider of laser equipment.
GSI Lumonics is the exclusive supplier of laser equipment to the Company. This is being done, in part, as a result of GSI's participation and support of the Company during the research and development stage.

Licensing Agreement
In January 2003, the Company entered into a cancelable licensing agreement for patented technology (see Note 9) with three shareholders which required aggregate payments of $1,000,000 to each of the three shareholders, payable in monthly installments of $10,000 to each shareholder. Interest on the unpaid principal is accrued at prime plus 1% or 5%, whichever is greater. The Company is currently in default under the agreement, due to non-fulfillment of the insurance clause provision of the contract. The Company is seeking to obtain insurance to satisfy this provision. The accrued principal due the shareholders at November 30, 2004 was $660,000 and is included in the related party payable. The accrued interest on the principal is $275,000 and is included in the accrued interest. During the year ended November 30, 2004, the Company paid interest due to two shareholders in the amount of $20,500. The Company recognized monthly expenses totaling $360,000 under the licensing agreement as license expense. The three shareholders have agreed to a suspension of payments until the Company begins generating revenues from operations. The amounts owed will continue to accrue monthly.

NOTE 13 - SUBSEQUENT EVENTS

American Production Machining, LLC
On April 23, 2003, the Company executed a letter of intent with American Production Machining, LLC (hereinafter "APM") to acquire certain assets of APM subject to the execution of a definitive agreement. APM is manufacturer of automotive, truck and aircraft parts. They use computer numerical controlled machines and state of the art inspection equipment. On October 16, 2003, the Company executed a definitive Asset Purchase Agreement which required the payment of cash and the assumption of $1,900,000 in liabilities owed by APM to Comerica Bank. The original closing date for this transaction was November 15, 2003, although the deadline was subsequently extended to January 24, 2004. The Company has secured the financing resources to pursue this acquisition with its agreement with Cornell Capital. In August 2004, the Company tendered a bid to the United States Bankruptcy Court to pursue its acquisition of APM. APM continues to operate under bankruptcy protection during this period.

KSI Machine and Engineering Inc.
On September 14, 2004, the Company executed a letter of intent with KSI Machine and Engineering, Inc. (hereinafter "KSI") to acquire all of KSI's outstanding stock. KSI is a manufacturer of automotive die and mold castings which use horizontal spindle 5 axis computer numerical controlled machines. During the year ended November 30, the Company paid a deposit of $50,000 for this agreement. On December 7, 2004 the Company paid an additional $100,000 and signed a stock purchase agreement with KSI. As of the report date of these financial statements, this acquisition has not been completed. The Company intends to continue pursuing this acquisition.

Cornell Capital Partners LP
Subsequent to November 30, 2004, the Company had additional transactions with Cornell Capital which are more fully described in Note 6.

WE   HAVE   NOT   AUTHORIZED   ANY   DEALER,
SALESPERSON  OR OTHER  PERSON TO PROVIDE ANY
INFORMATION  OR  MAKE  ANY   REPRESENTATIONS
ABOUT  AMERICHIP  INTERNATIONAL  INC. EXCEPT
THE INFORMATION OR REPRESENTATIONS CONTAINED
IN THIS  PROSPECTUS.  YOU SHOULD NOT RELY ON
ANY      ADDITIONAL      INFORMATION      OR
REPRESENTATIONS IF MADE.

            -----------------------

This   prospectus   does not  constitute  an
offer to sell, or a solicitation of an offer
to buy any securities:                                 ----------------------

                                                             PROSPECTUS

  o  except the common stock offered by this           ---------------------
     prospectus;

  o  in  any jurisdiction in which the offer
     or solicitation is not authorized;

  o  in any jurisdiction  where  the  dealer
     or other salesperson is  not  qualified
     to make the  offer or solicitation;


                                                             14,274,785
                                                      SHARES OF COMMON STOCK


  o  to any  person  to whom it is  unlawful
     to make  the offer or solicitation; or        AMERICHIP INTERNATIONAL INC.

  o  to  any  person  who  is  not  a United
     States  resident or who is outside  the
     jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:


                                                         MARCH 24, 2005


  o  there  have  been  no  changes  in  the
     affairs of AmeriChip International Inc.
     after the date of this prospectus; or

  o  the  information   contained  in   this
     prospectus  is  correct  after the date
     of this prospectus.

            -----------------------

Until the date  that is two years  after the
SEC   first   declares   this   Registration
Statement  effective,  all dealers effecting
transactions  in the registered  securities,
whether   or  not   participating   in  this
distribution,  may be  required to deliver a
prospectus.  This  is  in  addition  to  the
obligation   of   dealers   to   deliver   a
prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION

         Our Articles of Incorporation and Bylaws provide that we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.


         Securities and Exchange Commission Registration Fee     $      207
         Printing and Engraving Expenses                         $    1,500
         Accounting Fees and Expenses                            $    5,000
         Legal Fees and Expenses                                 $    5,000
         Miscellaneous                                           $    2,000
                                                                 ----------
         TOTAL                                                   $   14,707
                                                                 ==========

None of the registration expenses are being borne by the selling stockholders.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         On February 28, 2003 our Board of Directors signed an Agreement and Plan of Reorganization with AmeriChip Ventures, Inc., ("AVI") of Detroit, Michigan to acquire 100% of the outstanding common stock of AVI pursuant to
Section 368 (a) (1) (B) of the Internal Revenue Code of 1986, as amended, in exchange for 60 million shares of our common stock. On March 22, 2003 the terms of the Agreement and Plan of Reorganization dated February 27, 2003, were consummated pursuant to which we, AVI and AVI shareholders agreed to effect a reorganization under Section 368 (a) (1) (B) of the Internal Revenue Code of 1986, as amended. Pursuant to the Reorganization Agreement, we acquired all of the issued and outstanding shares of AVI's common stock with the result that AVI is now our wholly owned subsidiary corporation.

         In exchange, for the shares of AVI, we issued 60 million shares common stock to David Howard, the former Chairman of the Board of Directors, Marc Walther, our President and Chief Executive Officer, and Ed Rutkowski, a member of our Board of Directors. Each of the foregoing individuals received 20 million shares of common stock and were the sole shareholders of AVI.



         In November 2003, the Company executed a six-month agreement with CEOcast, Inc., or CEOcast, to provide consulting services for AmeriChip. As part of its agreement with CEOcast, the Company issued 300,000 shares of common stock. During the year ended November 30, 2004, 100,000 shares of common stock were issued and CEOcast agreed to cancel the agreement with no penalties and also to agree to cancel the amounts owed to CEOcast by the Company. In July 2004, the Company signed a new agreement with CEOcast whereby the Company paid a retainer of $5,000 and issued 2,000,000 shares of common stock. The Company also agreed to pay $5,000 per month commencing in August 2004. During the year ended November 30, 2004, the Company paid $17,000 to CEOcast under the terms of the agreement.

         On December 11, 2003, we issued 288,000 shares of our common stock to CEOCast in connection with the provision of consulting services to us. On that same date we issued 12,000 shares of our common stock to Gary Nash for consulting services provided to us.

         In April 2004, the Company issued 5,000,000 shares in connection with the anticipated purchase of APM. Certain conditions with respect to the purchase of APM were not met, and as a result, the escrowed shares were returned to the Company and the share certificate canceled.

         Pursuant to the terms of stock subscription agreements executed in February 2004, between the Company and Key Financial Group and the Company and The ALPS Group, on June 3, 2004 we issued 2,000,000 shares and 900,000 shares of common stock, respectively. The Company received an aggregate of $145,000 for the shares that it issued.

         On May 25, 2004 we issued 2,985,075 shares to Cornell Capital pursuant to the terms of the Standby Equity Distribution Agreement between Cornell Capital and the Company. On that same date, the Company issued to Cornell Capital, a $300,000 secured debenture. The secured debentures are convertible, at the holder's option, into shares of the Company's common stock. On that same date, the Company issued 149,254 shares to Newbridge Securities pursuant to the terms of the Placement Agent Agreement between the Company and Newbridge Securities. These shares were subsequently registered on a registration statement on Form SB-2, which registration statement was declared effective by the SEC in July 2004.

         On July 13, 2004, we issued 1,084,285 shares of our common stock to The ALPS Group, Inc. in connection with the provision of consulting services to us. On that same date we issued 1,815,000 shares of our common stock to Martin Richards & Associates Ltd., 1,815,000 shares of our common stock to Stone Castle Ltd. and 3,200,000 shares of our common stock to Anthony R. Boyden, for the provision of consulting services to us by each of the above named consultants.

         On July 15, 2004, we issued 160,500 shares of our common stock to Sandra McLellan for the provision of consulting services to us.

         On July 26, 2004, we issued 1,850,000 shares of our common stock to Kenneth Sgro, 50,000 shares of our common stock to Gary Nash, 75,000 shares of our common stock to Carolynn Search and 400,000 shares of our common stock to Sandra McClellan in connection with the provision of consulting services to us by each of the above named individuals. On that same date we issued 250,000 shares of our common stock to Russ Weldon in connection with the provision of services by Mr. Weldon to us.

         In August 2004, the Company's wholly owned subsidiary, AmeriChip Tool and Abrasives, LLC, agreed to purchase certain assets and inventory from National Abrasives Systems, Co., or NASCO. As part of its agreement with NASCO, the Company agreed to issue Richard Zyla 125,000 shares of the Company's common stock in connection with his execution of a non-competition agreement. The Company also issued 25,000 shares of its common stock to Mr. Thomas Howard in exchange for his execution of a non-competition agreement.

         On August 18, 2004, we issued 2,500,000 shares of our common stock to Bottom Line Holdings in connection with the provision of consulting services to us.

         On September 27, 2004, the Company issued warrants to purchase up to 25,000,000 shares of the Company's common stock to seven investors, which warrants were exercisable at $0.08 per share if exercised prior to December 31, 2004. The warrants have expired without having been exercised registration statement on Form SB-2, which registration statement was declared effective by the SEC.

         Except as otherwise noted, the securities described in this Item were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about AmeriChip to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The following exhibits are filed as part of this registration statement:

EXHIBIT
NO.        DESCRIPTION                                                LOCATION
-------    -----------------------------------------------------      ------------------------------------------------
2.1        Agreement and Plan of Reorganization                       Incorporated by reference to Exhibit 2.1 to the
                                                                      Registrant's Report on Form 8-K filed on April
                                                                      8, 2003

2.2        Amendment to Agreement and Plan of Reorganization          Incorporated by reference to Exhibit 2.2 to the
                                                                      Registrant's Report on Form 8-K filed on April
                                                                      8, 2003


3.1        Articles of Incorporation                                  Incorporated by reference to Exhibit 3.1 to the
                                                                      Registrant's Registration Statement on Form
                                                                      SB-2 filed on April 13, 2001

3.2        Certificate of Amendment to Articles of Incorporation      Incorporated by reference to Exhibit 3.2 to the
                                                                      Registrant's Registration Statement on Form
                                                                      SB-2 filed on April 13, 2001


3.3        Amended Articles of Incorporation                          Incorporated by reference to Exhibit 3.1 to the
                                                                      Registrant's Report on Form 8-K filed on
                                                                      December 17, 2003

3.4        Certificate of Amendment to Articles of Incorporation      Incorporated by reference to Exhibit 3.4 to the
                                                                      Registrant's Registration Statement on Form
                                                                      SB-2 filed on July 6, 2004


3.5        Amended Bylaws of Registrant                               Incorporated by reference to Exhibit 3.3 to the
                                                                      Registrant's Registration Statement on Form
                                                                      SB-2 filed on April 13, 2001


4.1        2003 Nonqualified Stock Option Plan                        Incorporated by reference to Exhibit 10.01 to
                                                                      the Registrant's Registration Statement on Form
                                                                      S-8 filed on May 26, 2004

EXHIBIT
NO.        DESCRIPTION                                                LOCATION
-------    -----------------------------------------------------      ------------------------------------------------
5.1        Opinion of Schiff Hardin, LLP                              Provided herewith

10.1       Option Agreement dated November 20, 2000 between the       Incorporated by reference to Exhibit 10.1 to
           Company and Locke B Goldsmith                              the Registrant's Registration Statement on Form
                                                                      SB-2 filed on April 15, 2001

10.2       Amendment to the Option Agreement                          Incorporated by reference to Exhibit 10.2 to
                                                                      the Registrant's Registration Statement on Form
                                                                      SB-2 filed on April 15, 2001

10.3       Executive Consulting Agreement between the Company and     Incorporated by reference to Exhibit 10.3 to
           John H. Taylor dated December 1, 2000                      the Registrant's Registration Statement on Form
                                                                      SB-2 filed on April 15, 2001

10.4       Standby Equity Distribution Agreement, dated May 25,       Incorporated  by reference to Exhibit 10.4 to
           2004,  between the Company  and  Cornell  Capital          the  Registrant's Registration Statement on Form
                                                                      SB-2 filed on July 6, 2004

10.5       Securities Purchase Agreement dated May 25, 2004,          Incorporated by reference to Exhibit 10.5 to
           between the Company and Cornell Capital                    the Registrant's Registration Statement on Form
                                                                      SB-2 filed on July 6, 2004

10.6       Secured Debenture issued by the  Company  to  Cornell      Incorporated by reference to Exhibit 10.6 to
           Capital on May 25, 2004                                    the Registrant's Registration Statement on Form
                                                                      SB-2 filed on July 6, 2004

10.7       Security Agreement dated May 25, 2004, between the         Incorporated by reference to Exhibit 10.7 to
           Company and Cornell Capital                                the Registrant's Registration Statement on Form
                                                                      SB-2 filed on July 6, 2004

10.8       Placement  Agent   Agreement,   dated  May  25,  2004,     Incorporated by reference to Exhibit 10.8 to the
           between the Company and Newbridge Securities               Registrant's Registration Statement on Form
           Corporation                                                SB-2 filed on July 6, 2004

10.9       Irrevocable Transfer Agent Instructions, dated May 25,     Incorporated by reference to Exhibit 10.9 to
           2004, by and among the Company,  Butler Gonzalez, LLP      the Registrant's Registration Statement on Form
           and Pacific Transfer Company                               SB-2 filed on July 6, 2004

10.10      Registration Rights Agreement,  dated May  25,  2004,      Incorporated by reference to Exhibit 10.10 to
           between the Company and Cornell Capital                    the Registrant's Registration Statement on Form
                                                                      SB-2 filed on July 6, 2004

10.11      Investor Registration Rights Agreement, dated May 25,      Incorporated by reference to Exhibit 10.11 to
           2004, between the Company and the Investors identified     the Registrant's Registration Statement on Form
           therein                                                    SB-2 filed on July 6, 2004

10.12      Escrow Agreement,  dated May 25, 2004, among the           Incorporated by reference to Exhibit 10.12 to
           Company,  Butler Gonzalez, LLP and Cornell Capital         the Registrant's Registration Statement on Form
                                                                      SB-2 filed on July 6, 2004


10.13      Escrow Agreement,  dated May 25, 2004, among the           Incorporated by reference to Exhibit 10.13 to
           Company,  Butler  Gonzalez,  LLP  and  the  investors      the Registrant's Registration Statement on
           identified therein                                         Form SB-2 filed on July 6, 2004



10.14      Patent Licensing Agreement, dated January 21,              Incorporated by reference to Exhibit 10.14 to
           2003, by and between Americhip, Inc. and                   the Registrant's Annual Report on Form 10-K filed
           Americhip Ventures                                         on March 15, 2005

EXHIBIT
NO.        DESCRIPTION                                                LOCATION
-------    -----------------------------------------------------      ------------------------------------------------
10.15      Shareholder Agreement, dated February 24, 2003,            Incorporated by reference to Exhibit 10.15 to
           by and among David Howard, Edward Rutkowski and            the Registrant's Annual Report on Form 10-K
           Marc Walther                                               filed on March 15, 2005

10.16      Agreement, dated October 22, 2003, by and between          Incorporated by reference to Exhibit 10.16 to
           RM Communications and the Company                          the Registrant's Annual Report on Form 10-K
                                                                      filed on March 15, 2005

10.17      Agreement, dated April 1, 2004, by and between RM          Incorporated by reference to Exhibit 10.17 to
           Communications and the Company                             the Registrant's Annual Report on Form 10-K
                                                                      filed on March 15, 2005

10.18      Purchase and Sale of Business Assets agreement,            Incorporated by reference to Exhibit 10.18 to
           dated August 1, 2004, between National Abrasive            the Registrant's Annual Report on Form 10-K
           Systems, Co. and AmeriChip Tool and Abrasives, LLC         filed on March 15, 2005

10.19      Promissory Note issued on August 1, 2004 by                Incorporated by reference to Exhibit 10.19 to
           AmeriChip Tool & Abrasives to National Abrasives           the Registrant's Annual Report on Form 10-K
           Systems, Co.                                               filed on March 15, 2005

10.20      Security Agreement dated August 1, 2004 between            Incorporated by reference to Exhibit 10.20 to
           AmeriChip Tool & Abrasives and National Abrasives          the Registrant's Annual Report on Form 10-K
           Systems, Co.                                               filed on March 15, 2005

10.21      Promissory Note issued on August 2, 2004 by the            Incorporated by reference to Exhibit 10.21 to
           Company to Cornell Capital                                 the Registrant's Annual Report on Form 10-K
                                                                      filed on March 15, 2005

10.22      Proimissory Note issued on September 30, 2004 by the       Incorporated by reference to Exhibit 10.22 to
           Company to Cornell Capital                                 the Registrant's Annual Report on Form 10-K
                                                                      filed on March 15, 2005

10.23      Promissory Note issued on January 10, 2005 by the          Incorporated by reference to Exhibit 10.23 to
           Company to Cornell Capital                                 the Registrant's Annual Report on Form 10-K
                                                                      filed on March 15, 2005


16.1       Letter from Morgan & Company - Chartered Accountants       Incorporated by reference to Exhibit 16.1 to
                                                                      Registrant's Report on Form 8-K filed on
                                                                      February 17, 2004

21.1       Subsidiaries of Registrant                                 Incorporated by reference to Exhibit 21.1 to
                                                                      the Registrant's Registration Statement on Form
                                                                      SB-2 filed on July 6, 2004

23.1       Consent of Schiff Hardin LLP                               Contained in Exhibit 5.1

23.2       Consent of Williams & Webster, P.S.                        Provided herewith

24.1       Power of Attorney                                          Included on signature page
----------------------------------------------------------------

ITEM 28. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Plymouth, Michigan.

                                      AMERICHIP INTERNATIONAL INC.


                                      By:/s/ Marc Walther
                                         ------------------------------------
                                         Name:  Marc Walther
                                         Title: President and Chief Executive
                                                Officer


                                         Date:  March 22, 2005


         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Marc Walther his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE               TITLE                                 DATE
---------------------   -----------------------------------   ------------------

/s/ Edward Rutkowski*
---------------------   Vice President of Research and        March 22, 2005
                        Development and Director


/s/ Marc Walther*
---------------------   President, Chief Executive Officer,   March 22, 2005
                        Principal Accounting Officer and
                        Director

/s/ Russ Weldon*
---------------------   Director                              March 22, 2005


*By: /s/ Marc Walther*
     --------------------------------
     Marc Walther, Attorney-in-fact
     March 22, 2005



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